UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Ascena Retail Group, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On December 7, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Ascena Retail Group, Inc., a Delaware corporation (“Ascena”), to be held at 2:00 p.m. local time, on Wednesday, December 7, 2011 at our corporate offices, 30 Dunnigan Drive, Suffern, New York 10901.

The Annual Meeting will be held for the following purposes:

1.	to consider the election of three directors to serve on the board of directors for three-year terms and until their successors are duly elected and qualified (Proposal One);

2.	to consider the approval, by non-binding vote, of the compensation paid to our named executive officers during fiscal 2011 (commonly known as a “say-on-pay” proposal) (Proposal Two);

3.	to recommend, by non-binding vote, the frequency of future advisory votes on executive compensation (commonly known as a “frequency of say-on-pay” proposal) (Proposal Three);

4.	to ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending July 28, 2012 (Proposal Four); and

5.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on October 10, 2011 as the record date for the determination of the stockholders entitled to vote at the meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
By: Elliot S. Jaffe
 Elliot S. Jaffe
 Chairman of the Board

Dated: November 1, 2011

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR BY THE INTERNET. YOU MAY REVOKE YOUR PROXY CARD AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR PROXY WILL BE REVOKED AUTOMATICALLY AND ONLY YOUR VOTE AT THE ANNUAL MEETING WILL BE COUNTED.

ASCENA RETAIL GROUP, INC.
30 DUNNIGAN DRIVE
SUFFERN, NEW YORK 10901

ASCENA RETAIL GROUP, INC.
30 DUNNIGAN DRIVE
SUFFERN, NEW YORK 10901

PROXY STATEMENT

In this proxy statement, the terms “we,” “us” and “our” refer to Ascena Retail Group, Inc., a Delaware corporation (“Ascena” or the “Company”), and its consolidated subsidiaries, Maurices Incorporated, referred to as “maurices”, Tween Brands, Inc., referred to as “Justice”, and The Dress Barn, Inc., referred to as “dressbarn”.

General

The enclosed proxy is solicited by the board of directors (the “Board”) of Ascena for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m. local time, on Wednesday, December 7, 2011 at our corporate offices, 30 Dunnigan Drive, Suffern, New York 10901, and any and all adjournments or postponements thereof. This proxy statement and form of proxy, along with our Annual Report for the fiscal year ended July 30, 2011, are being mailed to our stockholders on or about November 1, 2011. You are receiving a proxy statement and proxy card from us because our records indicate that you owned shares of our common stock on October 10, 2011, the record date for the Annual Meeting.

The Board is soliciting your proxy to be used at the Annual Meeting. When you sign the proxy card, you appoint two of our directors, Elliot S. Jaffe and Randy L. Pearce, as your representatives at the Annual Meeting. One or both of these individuals, or a substitute if necessary, will vote your shares at the Annual Meeting as you have instructed them on the proxy card. If you sign and deliver your proxy card, but you do not provide voting instructions, your proxy representative will vote in favor of the three nominees for director (Proposal One), subject to applicable rules and regulations, in favor of Proposals Two and Four, for “1 Year” for Proposal Three, and with respect to any other matter that may be presented at the Annual Meeting, in the discretion of the proxy representative. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you complete, sign and return your proxy card in advance of the Annual Meeting as your plans may change.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
DECEMBER 7, 2011

Copies of this proxy statement and our Annual Report for the fiscal year ended July 30, 2011 are also available online at https://materials.proxyvote.com/04351G.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and where will the Annual Meeting take place?

The Annual Meeting will be held on Wednesday, December 7, 2011, at 2:00 p.m., at our corporate offices, 30 Dunnigan Drive, Suffern, New York 10901.

What is the purpose of the Annual Meeting?

At the Annual Meeting, holders of our common stock will be asked to vote on the following proposals:

1.	election of three directors to serve on the Board for three-year terms and until their successors are duly elected and qualified (Proposal One);

2.	to consider the approval, by non-binding vote, of the compensation paid to our named executive officers during fiscal 2011 (commonly known as a “say-on-pay” proposal) (Proposal Two);

3.	to recommend, by non-binding vote, the frequency of future advisory votes on executive compensation (commonly known as a “frequency of say-on-pay” proposal) (Proposal Three);

4.	ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending July 28, 2012 (Proposal Four); and

5.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

What are the Board’s voting recommendations?

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE DIRECTORS, FOR THE SAY-ON-PAY PROPOSAL, FOR ONCE EVERY YEAR WITH RESPECT TO THE FREQUENCY OF SAY-ON-PAY PROPOSAL AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Unless you give other instructions on your proxy card, the persons referred to as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Could other matters be decided at the Annual Meeting?

Our bylaws require prior notification of a stockholder’s intent to request a vote on other matters at the Annual Meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your vote by proxy gives authority to Elliot S. Jaffe and Randy L. Pearce, the persons referred to as proxy holders on the proxy card (or a substitute if necessary), to vote your shares on such matters at their discretion.

Who is entitled to attend the Annual Meeting?

All stockholders who owned our common stock at the close of business on October 10, 2011 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. Registration begins at 1:30 p.m. on the date of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

All stockholders who owned our common stock at the close of business on the Record Date are entitled to attend and vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

How many votes do I have?

You have one vote for each share of our common stock that you owned on the Record Date.

How many votes must be present to hold the Annual Meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Once a share of the Company’s common stock is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the Annual Meeting and for any adjournment of the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have the necessary voting power for that proposal and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the Annual Meeting, we urge you to vote in advance by proxy even if you plan to attend the Annual Meeting.

Assuming a quorum is present, how many votes will be required to approve the proposals?

•	A plurality of the votes cast at the Annual Meeting will elect the three nominees to serve as directors;

•	The say-on-pay proposal will be approved, by non-binding vote, if the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal;

•

With respect to the frequency of say-on-pay proposal, the alternative receiving the greatest number of votes (every one year, two years or three years) will be the frequency that stockholders approve; and

•

The proposal to ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal.

A note about abstentions and broker non-votes: If you do not vote your shares on Proposal One (election of directors), Two (the say-on-pay proposal) or Three (the frequency of say-on-pay proposal), your brokerage firm can no longer vote them for you; those shares will remain unvoted. Previously, if your broker did not receive instructions from you, they were permitted to vote your shares for you in routine matters. However, stock exchange rules changed on January 1, 2010 and brokers are no longer allowed to vote uninstructed shares in director elections or on executive compensation matters, which are now considered non-routine matters. So please make your vote count and provide instructions to your broker regarding Proposals One, Two and Three. The ratification of the appointment of independent accountants remains a routine item under NYSE rules. As a result, brokers who do not receive instructions as to how to vote on Proposal Four may vote on that matter in their discretion.

What is the effect of a “broker non-vote” or abstention on the proposals to be voted on at the Annual Meeting?

Abstentions and broker non-votes will have no impact on the vote on any of the proposals.

How many votes may be cast by all stockholders?

A total of 76,435,109 votes may be cast at the Annual Meeting, consisting of one vote for each share of our common stock outstanding on the Record Date.

How do I vote?

You may vote in person at the Annual Meeting or vote by proxy as described below.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you sign and return your proxy card, but do not specify how you want your shares to be voted, they will be voted for the three nominees named under the caption “PROPOSAL ONE—ELECTION OF DIRECTORS,” in accordance with management’s recommendations in favor of Proposals Two and Four, in favor of an annual say-on-pay vote (Proposal Three), and, with respect to any other matter that may be presented at the Annual Meeting, in the discretion of the proxy holders named in your proxy card.

May I change or revoke my vote after I submit my proxy?

Yes. To change your vote previously submitted by proxy, you may:

•	cast a new vote by mailing a new proxy card with a later date or by entering a later Internet or telephone vote; or

•	if you hold shares in your name, attend the Annual Meeting and vote in person.

If you wish to revoke rather than change your vote, written revocation must be received by our Corporate Secretary prior to the Annual Meeting.

What if I participate in the Company’s 401(k) Savings Plan?

If you are a participant in the Company’s 401(k) Savings Plan (the “401(k)”) and own shares of the Company’s common stock in your 401(k) account as of the Record Date, you will receive, with respect to the number of shares held for your account under the 401(k) as of the Record Date, a proxy card that will serve as a voting instruction to the trustee of the 401(k) with respect to shares held for your account. Unless the proxy card is signed and returned, shares held in your account under the 401(k) will not be voted.

How can I attend the Annual Meeting?

Stockholders as of the close of business on the Record Date may attend the Annual Meeting. You may obtain directions to the location of the Annual Meeting by contacting Ascena’s Investor Relations Department at (845)369-4600.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted when the Annual Meeting is convened or reconvened. You may change or revoke your proxy until it is voted.

Will your Independent Registered Public Accounting Firm participate in the Annual Meeting?

Yes. Our Independent Registered Public Accounting Firm is Deloitte & Touche LLP. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be available to answer any questions you may have and will have the opportunity to make a statement.

Are members of the Board required to attend the Annual Meeting?

Directors are encouraged, but not required, to attend the Annual Meeting. All of our directors attended the 2010 Annual Meeting of Stockholders.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote and all Annual Meeting expenses. None of our directors, officers or employees will be specially compensated for these activities. We reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.

Why did I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold your shares of our common stock in multiple accounts (such as through a brokerage account and an employee benefit plan, such as the 401(k)). To ensure all your shares are represented at the Annual Meeting, please vote your shares as instructed in each proxy or instruction card you receive.

If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to: Ascena Retail Group, Inc., 30 Dunnigan Drive, Suffern, New York 10901, Attention: Investor Relations.

How do I obtain a separate set of proxy materials if I share an address with other stockholders?

In order to reduce printing and postage costs, only one annual report and proxy statement is being delivered to multiple stockholders sharing an address unless we received contrary instructions from one or more of the stockholders sharing that address. If your household has received only one annual report and one proxy statement, we will promptly deliver a separate copy of the annual report and the proxy statement to any stockholder who sends a written request to: Ascena Retail Group, Inc., 30 Dunnigan Drive, Suffern, New York 10901, Attention: Investor Relations. If you wish to receive a separate annual report and proxy statement in the future, you can notify us by mailing a written request to the address above or by calling our Investor Relations Department at (845) 369-4600.

Can I view these proxy materials electronically?

Yes. You may access the proxy statement and our annual report on our website at https://materials.proxyvote.com/04351G. You can view all of our other filings with the Securities and Exchange Commission (the “SEC”) on our website at www.ascenaretail.com.

How can I receive copies of the Company’s year-end SEC filings?

We will furnish without charge to any stockholder who requests, in writing, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements and related schedules, for the fiscal year ended July 30, 2011, as filed with the SEC. Any such request should be directed to Ascena Retail Group, Inc., 30 Dunnigan Drive, Suffern, New York 10901, Attention: Investor Relations.

How do stockholders submit proposals for the Company’s 2012 Annual Meeting of Stockholders?

Proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders and desired to be included in our proxy statement for that meeting must be received by our Corporate Secretary, Ascena Retail Group, Inc., 30 Dunnigan Drive, Suffern, New York 10901, by no later than July 5, 2012 in order to be included in such proxy statement. Any such proposal also must meet the other requirements of the rules of the SEC relating to stockholder proposals. Generally, if written notice of any stockholder proposal intended to be presented at the 2012 Annual Meeting of Stockholders, and not included in our proxy statement for that meeting, is not delivered to the Corporate Secretary at the above address by July 5, 2012, or if such notice does not contain the information required by Section 7 of Article II of our bylaws, the chair of the meeting may declare that such stockholder proposal be disregarded.

Can I see a list of stockholders entitled to vote at the Annual Meeting?

A complete list of the stockholders entitled to vote at the Annual Meeting is available for inspection at the principal office of the Company upon written request to the Company by a stockholder, and at all times during the Annual Meeting at the place of the Annual Meeting.

QUESTIONS AND ANSWERS
ABOUT OUR BOARD AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board and how often are members elected?

Our Board currently has seven members, divided into three classes, each with a staggered three-year term of office. Only three directors, David R. Jaffe, Klaus Eppler and Kate Buggeln, whose terms are expiring as of the date of the Annual Meeting, shall stand for election this year.

How often did the Board meet in fiscal 2011?

The Board met five times during fiscal 2011 and otherwise accomplished its business through the work of the committees described below. Each incumbent director attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during fiscal 2011.

Do the non-management directors meet in regularly scheduled executive sessions?

Yes. The non-management members of our Board meet in regularly scheduled executive sessions without any members of management present.

Does the Company have any formal policies or requirements concerning Board Leadership?

We do not have a formal policy regarding the separation of our Chairman and our Chief Executive Officer (“CEO”) positions. Currently, Elliot S. Jaffe serves as Chairman while David R. Jaffe serves as President and CEO. The Company believes that separating the Chairman and CEO roles conforms to governance best practices.

How does the Board determine which directors are independent?

Our Board determines whether an individual director satisfies all of the independence standards of the SEC and the NASDAQ Global Select Market (the “NASDAQ”), as such standards may be amended from time to time, and also that the director has no material relationships with us (either directly or as a partner, stockholder or officer of any entity) that would be inconsistent with a finding of independence.

Which directors have been designated as independent?

Based on the analysis described below under the caption “Independence Determinations,” the Board affirmatively determined that a majority of the directors who will continue to serve on the Board following the Annual Meeting are independent. They are Kate Buggeln, Klaus Eppler, Randy L. Pearce and John Usdan.

What are the standing committees of the Board?

Our Board has three standing committees: the Audit Committee, the Nominating Committee and the Compensation and Stock Incentive Committee, which is also referred to as our “Compensation Committee.”

Who are the members of the standing committees?

Committee	Members	Chairperson
Audit Committee	Kate Buggeln Randy L. Pearce John Usdan	Randy L. Pearce
Nominating Committee	Klaus Eppler John Usdan	Klaus Eppler
Compensation Committee	Kate Buggeln Randy L. Pearce John Usdan	John Usdan

Are all of the members of the standing committees independent?

Yes. The Board has determined that the members of each of the standing committees are independent.

Do all of the standing committees operate under a written charter?

Yes. The charters of each of the standing committees are available for viewing on our website at www.ascenaretail.com. Paper copies will be provided to any stockholder upon written request to: Ascena Retail Group, Inc., 30 Dunnigan Drive, Suffern, New York 10901, Attention: Investor Relations.

What are the functions of the standing committees?

Audit Committee

It is the responsibility of the Audit Committee to assist the Board in its oversight of our financial accounting and reporting practices. The duties of the Audit Committee include monitoring our financial reporting process and system of internal controls; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm and internal auditing function; and providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions and the Board. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to our independent registered public accounting firm as well as our internal auditors. The Audit Committee has the ability to retain, at our expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Board has determined that Mr. Pearce, a member of the Audit Committee, qualifies as an “audit committee financial expert,” and that each Audit Committee member is “financially literate” and “independent,” each as defined by the SEC’s regulations and the NASDAQ’s listing standards.

Nominating Committee

The function of the Nominating Committee is to provide assistance to the Board in the selection of candidates for election and re-election to the Board. The Nominating Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Committee through current directors, members of management, stockholders or other persons. From time to time, the Nominating Committee may also engage a search firm to assist in identifying potential Board candidates, although no such firm was used to identify any of the nominees for director proposed for election at the Annual Meeting. Once the Nominating Committee has identified a prospective nominee, the Nominating Committee evaluates the prospective nominee against the standards and qualifications set out in the Nominating Committee’s charter, including the individual’s potential contributions in providing advice and guidance to the Board and management. The Nominating Committee seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. The Nominating Committee evaluates all candidates for director, regardless of the person or firm recommending such candidate, on the basis of the length and quality of their business experience, the applicability of such candidate’s experience to us and our business, the skills and perspectives such candidate would bring to the Board and the personality or “fit” of such candidate with existing members of the Board and management. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values.

The Board determines the total number of directors and selects nominees with a view to maintaining a Board that is strong in its collective knowledge and has a diversity of not only skills and experience, but also diversity in gender, culture and geography. The Board assesses the effectiveness of its diversity policies by reviewing the nominees for director to the Board to determine if such nominees satisfy the Company’s then-current needs.

Compensation Committee

The function of the Compensation Committee is to assist the Board by: (i) considering and determining all matters relating to the compensation of our Chairman, President and CEO and our other executive officers, including the named executive officers; (ii) administering and functioning as the committee that is authorized to grant stock options, restricted stock and/or restricted stock units (“RSUs”) and other equity awards to executive officers and such other key executives and employees as the Compensation Committee will determine under our 2010 Stock Incentive Plan, as amended (the “Stock Incentive Plan”); and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Compensation Committee’s consideration.

From time to time, the Compensation Committee may determine to engage an independent compensation consultant to assist it in reviewing the current compensation levels for our Chairman, President and CEO or other executive officers (including our named executive officers). Prior to the beginning of fiscal 2010, the Compensation Committee engaged Radford Consulting, a separate business unit of Aon Hewitt and a separate division of Aon Corporation (“Radford”), as its independent compensation consultant. Radford was initially retained by the Compensation Committee in part in contemplation of the acquisition of Justice. Management did not specifically recommend Radford. Radford has met regularly with the Compensation Committee and provided it with advice regarding the design and implementation of our executive compensation program. The Compensation Committee continued to use Radford throughout fiscal 2011 and approved the fiscal 2011 executive compensation consulting services described below. In particular, Radford:

•	analyzed competitive compensation levels for our executive officers;

•

conducted studies and made recommendations regarding executive compensation, including with regard to the integration of the compensation programs covering dressbarn, maurices and Justice, the reorganization and creation of Ascena and changes to the Company’s employment agreement with our President and CEO as well as the Company’s bonus and long-term incentive programs;

•	provided market data and performed benchmarking;

•	advised the Compensation Committee as to best practices, including the Company’s adoption of stock ownership guidelines for our President and CEO and non-employee directors; and

•	assisted in the preparation of our compensation-related disclosure included in this proxy statement.

The results of this analysis form the general basis of our Chairman’s and President and CEO’s compensation in fiscal 2011.

In providing its services to the Compensation Committee, with the Compensation Committee’s knowledge, Radford contacted the Company’s management from time to time to obtain data and other information from the Company and worked together with management in the development of proposals and alternatives for the Compensation Committee to review and consider.

The Compensation Committee intends to regularly evaluate the nature and scope of the services provided by Radford. In order to ensure that Radford is independent, Radford is only engaged by, takes direction from, and reports to, the Compensation Committee and, accordingly, only the Compensation Committee has the right to terminate or replace Radford at any time.

How many times did each standing committee meet in fiscal 2011?

During fiscal 2011, the Audit Committee met eight times, the Compensation Committee met six times and the Nominating Committee met once.

What is the Board’s role in the risk oversight process?

The positions of Chairman of the Board and CEO are presently separated and have been separated at the Company for a number of years. We believe that separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. Our Board recognizes the time, effort and energy that the CEO is required to devote to his position in the current business environment. Our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

The Board exercises its oversight of the Company’s risks through regular reports to the Board from David R. Jaffe, in his role as CEO, and other members of senior management on areas of material risk, actions and strategies to mitigate those risks and the effectiveness of those actions and strategies. The Board also administers its risk oversight function through its Audit and Compensation Committees.

The Audit Committee discusses with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control those risks. Members of senior management with responsibility for oversight of particular risks report to the Audit Committee periodically throughout the year. The Company’s chief internal audit executive annually prepares a comprehensive risk assessment report which identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit, and identifies the controls that address and mitigate those risks. The chief internal audit executive reviews that report with the Audit Committee each year. The Audit Committee reports to the full Board annually, or more frequently as required, on its review of the Company’s risk management.

How does the Board evaluate director candidates recommended by stockholders?

The Nominating Committee does not evaluate stockholder nominees differently than any other nominee. Pursuant to policies set forth in our Nominating Committee Charter, our Nominating Committee will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely for the 2012 annual meeting, the notice must be received within the time frame discussed above under the heading “How do stockholders submit proposals for the Company’s 2012 Annual Meeting of Stockholders?” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, the number of shares held of record and beneficially owned by the nominee, and any other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How are directors compensated?

Cash Compensation

Based on a study of the compensation paid to the board members of companies in our peer group, effective for Board meetings following September 23, 2010, and for the remainder of fiscal 2011 (on a prorated basis), we paid our Board members, who were not also officers or consultants of the Company, as follows:

•	An annual fee at the rate of $50,000 per year (an increase from $35,000 per year)

•	Annual fees to each member (including the Chair) of a committee as follows:

•	Audit Committee: $10,000 per year (an increase from $6,000 per year)

•	Compensation Committee: $5,000 per year (an increase from $4,000 per year)

•	Additional annual fees to the Chairs of the Audit Committee and the Compensation Committee of $10,000 and $5,000 per year, respectively (an increase from $6,000 and $2,500 per year, respectively)

•

An additional fee to Mr. Eppler, who serves as Board secretary and attends meetings of the Board and standing committees, of $1,500 for each Board and committee meeting that he attended and for which he served as secretary (an increase from $1,000 per meeting)

In connection with the increase in the annual retainer paid to our Board members, effective September 23, 2010, we eliminated the attendance fee of $1,000 per meeting. Further, consistent with our peer group, effective September 23, 2010, we eliminated the $1,000 per year annual fee for members of the Nominating Committee.

Equity Compensation

For fiscal 2011, all directors (except for David R. Jaffe and Michael W. Rayden) received options to purchase 10,000 shares of our common stock.

Options granted to our non-employee directors generally vest in approximately equal one-third increments on an annual basis from the date of grant. Consistent with the vesting schedule generally applicable to our employees, options granted to Elliot S. Jaffe generally vest 25% per year on each of the first four anniversaries of the date of grant. However, if a non-employee director that has served on the Board for at least three years ceases to be a member of the Board for any reason (other than for Cause, as defined under the Stock Incentive Plan), then all of such director’s unvested stock options (granted on or after September 18, 2008) will immediately vest and remain exercisable for a period of six months following termination of such directorship, provided that no option will be exercisable for a period longer than the original term of that option. A former director will not be deemed to have terminated his or her directorship so long as he or she remains a consultant to the Company. Notwithstanding the foregoing, if a non-employee director receives a grant of stock options and is nominated for re-election to the Board at a meeting of stockholders to be held within six months after the date of the grant, such option grant will terminate and will not become vested if such director either (a) is no longer serving on the Board on the date of such meeting of stockholders; or (b) is not re-elected to the Board at such meeting of stockholders, or any adjournment thereof.

“Cause,” as defined under the Stock Incentive Plan, means, with respect to a participant’s termination of service, any of the following: (i) willful malfeasance, willful misconduct or gross negligence by the participant (including, in each case, a non-employee director) in connection with his or her duties; (ii) continuing refusal by the participant to perform his or her duties under any lawful direction of the Board after notice of any such refusal to perform such duties or direction was given to the participant; (iii) any willful and material breach of fiduciary duty owing to the Company or its affiliates by the participant; (iv) the participant’s conviction of a felony or any other crime resulting in pecuniary loss to the Company or its affiliates (including, but not limited to, theft, embezzlement or fraud) or involving moral turpitude; or (v) the participant’s on duty intoxication or confirmed positive illegal drug test result.

David R. Jaffe, our President and CEO, Elliot S. Jaffe, our Chairman of the Board, and Michael W. Rayden are executive officers of the Company and do not receive any cash compensation for their services as directors. Compensation paid to these individuals for their services as executive officers during fiscal 2011 is reflected in the Summary Compensation Table below. As noted above, our Chairman, Elliot S. Jaffe, received options to purchase 10,000 shares of common stock in connection with his service as a director for fiscal 2011.

Are directors required to own a minimum amount of the Company shares of common stock?

Our Board believes it is important that our President and CEO and non-employee directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of our stockholders. In fiscal 2012, the Compensation Committee recommended to the Board the adoption of, and the Board subsequently adopted, stock ownership guidelines for our President and CEO and non-employee directors (the “Ownership Guidelines”). The Ownership Guidelines with respect to our President and CEO became effective in September 2011. See “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership

Guidelines for President and CEO” below for a discussion of the Ownership Guidelines with regard to our President and CEO. Under the Ownership Guidelines, non-employee directors are required to hold (determined annually as of the last day of the prior fiscal year) three times their annual retainer (currently $50,000 per annum, for a total of $150,000). The Ownership Guidelines authorize a transition period to achieve the 3-times ownership level of five years from the later of December 7, 2011 and the date the director commences service. Ownership includes: (i) shares of our stock acquired on the open market or purchased through the exercise of a stock option or settlement of any other type of equity award (such as restricted stock, restricted stock units, deferred stock or a deferred stock unit); (ii) vested equity awards (other than stock options or stock appreciation awards); and (iii) vested shares of our stock allocated under any tax-qualified plan (although non-employee directors may not participate in the 401(k), if a director previously was an employee and participated in the plan, such shares would count as “owned”). Shares held individually or jointly or by a “family member” (as defined in the securities laws which would include certain trusts, family partnerships and foundations) would count as “owned” by the non-employee director. Stock options do not count towards the stock ownership requirement. The Ownership Guidelines are posted on the “for investors” page of the Company’s website at www.ascenaretail.com, accessible through the “Investor Relations Menu.”

Indemnification Agreements

On January 1, 2011, Ascena entered into indemnification agreements (each, an “Indemnification Agreement”) with each of the members of the Board, Armand Correia, Executive Vice President and Chief Financial Officer, and Gene Wexler, Senior Vice President, General Counsel and Assistant Secretary. The Indemnification Agreements supplement the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and bylaws and Delaware law in providing certain indemnification rights to these individuals. The Indemnification Agreements provide, among other things, that we will indemnify these individuals to the fullest extent permitted by Delaware law and to any greater extent that Delaware law may in the future permit, including the advancement of attorneys’ fees and other expenses incurred by such individuals in connection with any threatened, pending or completed action, suit or other proceeding, whether of a civil, criminal, administrative, regulatory, legislative or investigative nature, relating to any occurrence or event before or after the date of the Indemnification Agreements, by reason of the fact that such individuals are or were our directors or officers, subject to certain exclusions and procedures set forth in the Indemnification Agreements.

FISCAL 2011 DIRECTOR COMPENSATION TABLE

The following table provides each element of non-employee director compensation for fiscal 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Kate Buggeln	59,688	94,000	—	153,688
Klaus Eppler	65,750	94,000	—	159,750
Randy L. Pearce	64,688	94,000	—	158,688
John Usdan	62,188	94,000	—	156,188

(1)

Reflects the aggregate grant date fair value calculation in accordance with ASC Topic 718. Assumptions used in the valuation of equity based awards are discussed in “Stock-Based Compensation” in Note 21 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 30, 2011.

As of July 30, 2011, the aggregate number of vested and unvested stock options held by each non-employee director was:

Name	Number of Vested Options	Number of Unvested Options
Kate Buggeln	6,667	18,334
Klaus Eppler	31,666	18,334
Randy L. Pearce	24,998	16,668
John Usdan	25,132	16,668

Do you have a written Code of Ethics?

Yes, our Board has adopted a “Code of Ethics for Senior Financial Officers,” which can be viewed at www.ascenaretail.com. This code complies with the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. If we amend or waive a provision of our “Code of Ethics for Senior Financial Officers” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, we will post such information at this location on our website. Paper copies of the code of ethics will be provided to any stockholder upon request.

Do you have a Whistleblower Policy?

Yes, as required by the Sarbanes-Oxley Act of 2002, we have established a confidential hotline for associates to call with any information regarding concerns about accounting or auditing matters. All calls are referred to the Chairman of the Audit Committee of the Board. Our “Whistleblower Policy” can be viewed on our website at www.ascenaretail.com.

How can I communicate with members of the Board?

You may contact any member of the Board as follows:

Write to our Board at:

Ascena’s Board of Directors
c/o Chair of the Audit Committee
Ascena Retail Group, Inc.
30 Dunnigan Drive
Suffern, New York 10901

To the extent reasonably practical under the circumstances, all such communications are treated confidentially and you can remain anonymous when communicating your concerns.

When do your fiscal years end?

Our fiscal years end on the last Saturday in July. References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year ends. For example, the fiscal year ended July 30, 2011 is referred to as “fiscal 2011.”

PROPOSAL ONE

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board divided into three classes, each with a staggered three-year term of office and each class of directors as nearly equal in number as possible. At the Annual Meeting, three directors are to be elected for three-year terms. On the recommendation of the Nominating Committee, the Board has nominated David R. Jaffe, Klaus Eppler and Kate Buggeln, current directors whose terms of office expire at the Annual Meeting, for election for three-year terms expiring at the 2014 Annual Meeting of Stockholders. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election for any reason, your proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the three nominees with the most votes for election for the three-year terms will be elected. We will count only votes cast for a nominee, except that a stockholder’s proxy will be voted FOR the three nominees described in this Proxy Statement unless the stockholder instructs the proxy holders to the contrary in his or her proxy.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW TO SERVE AS DIRECTORS.

Information about Director Nominees

Following is information regarding the nominees and the other continuing directors.

Nominees for Election as Directors for Three-Year Terms Expiring in 2014

Name of Nominee and Age	Director Since
David R. Jaffe, 52	2001
Klaus Eppler, 81	1993
Kate Buggeln, 50	2004

DAVID R. JAFFE has been our President and CEO since 2002. Previously, he had been Vice Chairman and Chief Operating Officer since 2001. Mr. Jaffe joined our Company in 1992 as Vice President, Business Development and became Senior Vice President in 1995, Executive Vice President in 1996 and Vice Chairman in 2001. He is the son of Elliot S. and Roslyn S. Jaffe. Elliot S. Jaffe is Chairman of the Board and an executive officer. Roslyn S. Jaffe is a founder and Director Emeritus. David R. Jaffe is the brother of Elise Jaffe, a non-executive officer and a more than 5% stockholder, and Richard Jaffe, a more than 5% stockholder. The Board selected Mr. Jaffe to serve as a director based on his extensive retail and financial background.

KLAUS EPPLER is a pensioned partner in the law firm of Proskauer Rose LLP. He was an equity partner of Proskauer Rose LLP from 1965 to 2001. Mr. Eppler is also a director of Bed Bath & Beyond Inc. Mr. Eppler has served as a director of one or more retailers continuously for over 35 years. Throughout his career as a practicing attorney, he represented numerous public companies, including many retail companies. The Board selected Mr. Eppler to serve as a director based on his knowledge and experience in securities law, corporate governance and the retail industry, each of which strengthen the Board’s collective qualifications, skills and experience.

KATE BUGGELN is on the Governing Board of the Business Council for Peace. Ms. Buggeln has provided business strategy and brand management consulting services since 2005. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004. Ms. Buggeln is also a director of VS Holdings, Inc., the parent company of The Vitamin Shoppe, Inc. She previously served on the board of directors of Timberland Company until its acquisition in September 2011. The Board selected Ms. Buggeln to serve as a director based on her strong background in strategic planning, marketing and new business development.

Directors with Terms Expiring in 2012

Name of Director and Age	Director Since
John Usdan, 53	2002
Randy L. Pearce, 56	2005

JOHN USDAN has, since 1981, been President of Midwood Management Corporation, a company specializing in real estate ownership, development and management. The Board selected Mr. Usdan to serve as a director because of his strong background in real estate and strategic planning.

RANDY L. PEARCE has, since February 2011, been President of Regis Corporation, an owner, operator and franchisor of hair and retail product salons, and, effective February 2012, will serve as the Chief Executive Officer of Regis Corporation. From 1998 until February 2011, Mr. Pearce served as Senior Executive Vice President, Chief Financial and Administrative Officer of Regis Corporation, and he has held various executive positions at Regis Corporation since 1985. The Board selected Mr. Pearce to serve as a director based on his extensive financial background in auditing and in internal controls over financial reporting of large publicly held retail companies.

Directors with Terms Expiring in 2013

Name of Director and Age	Director Since
Elliot S. Jaffe, 85	1966
Michael W. Rayden, 63	2009

ELLIOT S. JAFFE, Chairman of the Board and a founder of our Company, was our Chief Executive Officer from the founding of our Company in 1962 until 2002. Mr. Jaffe is the spouse of Roslyn S. Jaffe, a founder and Director Emeritus of our Company, and they are the parents of David R. Jaffe, a director and the CEO, Elise Jaffe, a non-executive officer and a more than 5% stockholder, and Richard Jaffe, a more than 5% stockholder. The Board selected Mr. Jaffe to serve as a director based on his over 50 years experience in the apparel industry and broad knowledge of our business, including as our founder, as our Chairman for 45 years, and as our Chief Executive Officer for 40 years.

MICHAEL W. RAYDEN, is the Chief Executive Officer of Tween Brands, Inc. Prior to the acquisition of Tween Brands, Inc. by the Company on November 25, 2009, Mr. Rayden served as Chief Executive Officer of Tween Brands, Inc. since March 1996 and was elected Chairman of the Board of Tween Brands, Inc. in August 1999. Mr. Rayden also served as the President of Tween Brands, Inc. from March 1996 until January 2007. Before joining Tween Brands, Inc., he served as President, Chief Executive Officer and Chairman of the Board of Pacific Sunwear of California, Inc. from 1990 to 1996, President and Chief Executive Officer of The Stride Rite Corporation from 1987 to 1989 and President and Chief Executive Officer of Eddie Bauer Inc. from 1984 to 1987. Pursuant to the terms of the Merger Agreement pursuant to which we acquired Tween Brands, Inc. and a letter agreement entered into in connection therewith (the “Letter Agreement”), upon consummation of the acquisition on November 25, 2009, Mr. Rayden was appointed by the Board to fill the vacancy in the class of directors with a term expiring in 2010. The Letter Agreement provides that for at least one additional term ending no earlier than 2012, so long as he shall continue to be employed by us, the Board is required to nominate Mr. Rayden for re-election to the Board at the expiration of each term of service as a director. The Board selected Mr. Rayden to serve as a director based on his extensive experience as the Chief Executive Officer of specialty retailers, and his experience having served on the boards of directors of retailers, which strengthens the Board’s collective qualifications, skills and experience.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of our Company during fiscal 2011. No executive officer of the Company served during fiscal 2011 as a director or member of a compensation committee of any entity one of whose executive officers served on the Board or the Compensation Committee of the Company.

Independence Determinations

Our Board has determined that a majority of the Board and all members of the standing committees are independent pursuant to applicable SEC and NASDAQ rules, and, in addition, in the case of the Compensation Committee, pursuant to applicable tax rules. Our independent directors are Kate Buggeln, Klaus Eppler, Randy L. Pearce and John Usdan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our named executive officers (the “NEOs”). The NEOs for fiscal 2011 are David R. Jaffe, our President and CEO, Elliot S. Jaffe, the Chairman of the Board, Armand Correia, the Executive Vice President and Chief Financial Officer, Michael W. Rayden, the Chief Executive Officer of Tween Brands, Inc. (which we refer to below as Justice), and Gene Wexler, the Senior Vice President and General Counsel.

Executive Summary

Our compensation program is designed to attract and retain quality leaders with an emphasis on pay for performance and creating long-term sustainable and profitable growth. Our compensation elements seek to balance all aspects of an executive’s responsibilities: base salary for day-to-day responsibilities, cash incentive bonus for shorter-term returns linked to semi-annual Company performance and annual personal performance, and equity awards for aligning the executives’ focus with stockholder value and the long-term, future performance of the Company.

The Compensation Committee sets the applicable performance goals for our seasonal cash incentive bonus programs at the beginning of the fall and spring seasons using challenging but realizable targets so that achievement of the goals is both uncertain and objective. These goals are based upon the financial plan approved by our Board. Our goal setting process is based on historical operating trends and requires improvement over our prior financial performance.

Our current executive team has successfully managed the Company through the recent dramatic economic downturn. For fiscal 2011:

•	Earnings per diluted share increased 22% to $2.11 per diluted share for fiscal 2011 from $1.73 per diluted share for fiscal 2010.

•	Net sales for the fifty-two week fiscal 2011 increased 23% to a record $2.91 billion compared to $2.37 billion for the prior fifty-three week fiscal year 2010.

•	Consolidated comparable store sales increased 6% for fiscal 2011.

•	The Company has a strong balance sheet with over $436 million in cash and marketable securities at the end of fiscal 2011 and no debt.

•	The Company’s stock price increased 31% to $32.32 at the end of fiscal 2011 from a stock price of $24.70 at the end of fiscal 2010.

Based on these results, the Company performed well when measured against its retail peers.

Summary of Recent Changes to Executive Compensation Practices

We made certain changes to our executive compensation practices after the end of fiscal 2011 that are designed to reflect certain corporate governance best practices. These include the following changes:

•

2010 Stock Incentive Plan Amended to Provide Minimum Vesting. While we generally grant stock options with 4-year vesting schedules and RSUs with 3-year vesting schedules, our Board amended the Stock Incentive Plan to add minimum vesting schedules for stock options (3-year vesting) and restricted stock and RSU awards (2-year vesting), with a carve-out for vesting on death, disability, retirement, change-in-control, and termination without cause or for good reason. There is a 5% allowable basket (i.e., 5% of the total share reserve) for equity awards with a shorter vesting schedule. This change did not require stockholder approval and applies solely to grants made on or after September 21, 2011, the effective date of the amendment.

•

Adoption of Stock Ownership Guidelines for our President and CEO. We adopted the Ownership Guidelines for our President and CEO that require ownership of stock equal to six times his annual base salary. This requirement became effective upon adoption of the Ownership Guidelines in September 2011.

•

Amendment to David R. Jaffe’s Employment Agreement to Add 3-Year Fixed Term. We entered into an amendment to the employment agreement with David R. Jaffe, our President and CEO, to replace his automatic 1-year renewal provision with a fixed term of 3 years without automatic renewal. As David R. Jaffe’s employment agreement contains provisions that are advantageous to us (e.g., restrictive covenants), it was decided by our Board that his employment agreement would otherwise be continued as currently in effect.

Role of Our Compensation Committee

Our Compensation Committee reviews and approves salaries and other compensation of the Chairman of the Board and all senior executives of the Company (including the NEOs), and its dressbarn, maurices and Justice brands. Our Compensation Committee also administers the Stock Incentive Plan, and establishes and reviews the achievement of performance goals and other matters relating to the Company’s other annual, semi-annual and long-term bonus and incentive plans for senior executives (including the NEOs), including under the Company’s Executive 162(m) Bonus Plan (the “162(m) Plan”) and the Incentive Compensation cash bonus plan (the “IC Plan”) (as discussed in more detail below).

Role of our President and Chief Executive Officer in Compensation Decisions

David R. Jaffe, our President and CEO, annually reviews the performance of each NEO with the Compensation Committee and makes recommendations with respect to each key element of executive compensation for each NEO (excluding himself and our Chairman), as well as other senior executives at the Company and each of our brands. Generally, the Compensation Committee Chair works with our President and CEO in establishing the agenda for Compensation Committee meetings and our President and CEO typically attends meetings to address recommendations on executive compensation, other than with respect to portions of meetings concerning his own compensation. Management also prepares and submits information during the course of the year for the consideration of the Compensation Committee, such as information relevant to annual, semi-annual and long-term performance measures and proposed financial targets and proposed recommendations for salary increases and proposed equity award allocations. Based in part on these recommendations and other considerations discussed below, the Compensation Committee reviews and approves the compensation of our NEOs.

Setting the Compensation of our President and Chief Executive Officer

The Compensation Committee sets the compensation of our President and CEO based on the objectives, philosophy and methodology described below. As part of this process, the Compensation Committee reviews and approves the Company’s goals and objectives relevant to our President and CEO’s compensation, including his annual, semi-annual and long-term compensation opportunities, and evaluates his performance in light of those goals and objectives at least twice per year. The semi-annual review of our President and CEO’s performance is conducted by the Compensation Committee.

Compensation Program Objectives and Philosophy

The overall objective of our executive compensation program is to attract highly skilled, performance-oriented executives and to motivate them to achieve outstanding results through appropriate incentives. We focus on the following core principles in structuring an effective compensation program that meets our stated objectives:

Total Compensation

Our compensation philosophy focuses on each executive’s total compensation. Total compensation includes a base salary, semi-annual incentive bonuses, long-term incentive compensation (generally consisting of stock options, restricted stock and RSUs) and various employee benefits. The basic components of total compensation have been developed to provide a balanced incentive program that encourages and rewards performance at the individual, brand and corporate levels. Since fiscal 2010, our annual incentive bonus program has been based on semi-annual performance periods to reflect the fall and spring seasons which the Compensation Committee believes more directly incentivize our executives. In addition, for the purposes of cross-brand equalization, we continue to harmonize and formalize our severance pay practices, including our executive severance program for certain of our executives that was adopted in fiscal 2010 and in which two of our NEOs participate.

Performance of Company and our Stock Price

We endeavor to align executive compensation with the achievement of operational and financial results and increases in stockholder value. Our compensation program includes significant performance-based remuneration and is designed to ensure that our executives have a larger portion of their total compensation “at risk” based on Company performance than we believe is generally the case with specialty retailers. We believe this feature creates a meaningful incentive for outstanding performance and an effective retention tool. Two of the elements (the semi-annual incentive bonuses and long-term performance-based incentive compensation) are entirely “at risk” based on performance and will not be earned if the threshold performance goals are not achieved. However, as described in greater detail below under “Risk Mitigation,” these incentives are designed in a manner that does not encourage excessive risk taking.

Generally, performance below threshold levels results in no awards of compensation other than base salary.

Our executive compensation program also features substantial stock-related components, including time-vesting stock options and long-term performance-based incentive compensation that: (i) for awards granted with respect to three-year performance cycles beginning prior to fiscal 2012 are settled in time-vesting restricted stock; and (ii) for awards granted with respect to three-year performance cycles beginning in and following fiscal 2012, will consist of RSUs that will be settled in fully vested shares of our common stock, subject to and upon the attainment of the performance goals. Our executive compensation program also consists of the limited use of special grants of time-vesting stock options, restricted stock or RSUs. The value of the stock options, the restricted stock and RSUs depends on our stock price. Because stock options, restricted stock and RSUs vest over a period of years, and long- term performance-based incentive compensation awards are awarded based on the achievement of Company financial metrics over a three-year performance period, the value of these components of compensation to our executives is dependent on the performance of our stock price over a period of several years. This aligns the interests of our executives with the long-term interests of our stockholders.

Role of Compensation Consultants

The Compensation Committee engages an independent compensation consultant, Radford, to provide advice regarding our executive compensation program, which includes, among other things: (i) reviewing and making recommendations concerning our executive compensation program; (ii) providing market data and performing benchmarking; and (iii) advising the Compensation Committee as to best practices. For more information about the Compensation Committee’s engagement of Radford, please see the section above entitled “Questions and Answers About our Board and Corporate Governance Matters—What are the Functions of the Standing Committees—Compensation Committee.”

Role of Bonus Review Committee

The Company and brand financial goals under the IC Plan and 162(m) Executive Bonus Plan are developed by the corporate bonus review committee, which then presents the goals to the Compensation Committee for review and approval. For fiscal 2011, the corporate bonus review committee consisted of Mr. David R. Jaffe; Mr. Correia; the Vice President of Corporate Compensation and the Senior Vice President of Human Resources for dressbarn.

The personal goals under the IC Plan are reviewed and approved by the bonus review committee for each of our brands. The dressbarn brand bonus review committee also reviewed and approved the personal goals for Messrs. Correia and Wexler who are Ascena executives and provide services to all of our brands. At the end of the fiscal year, the brand bonus review committees evaluate the achievement of the personal goals for the participants in their brand and determine the personal goal achievement, which is then presented to the Compensation Committee. The members of the brand bonus review committees do not participate in the determination of the achievement of their own personal goals. For fiscal 2011, the members of the bonus review committees for our brands were are follows:

•	dressbarn:	Mr. David R. Jaffe; Mr. Correia; the Vice President of Corporate Compensation and the Senior Vice President of Human Resources for dressbarn.
•	maurices:	Mr. David R. Jaffe; maurices’ Executive Vice President and Chief Operating Officer; maurices’ Senior Vice President, Human Resources; and the Vice President of Corporate Compensation.
•	Justice:	Mr. Rayden; Justice’s Senior Vice President, Human Resources; and the Vice President of Corporate Compensation.

Compensation Benchmarking

We seek to target salary compensation for our NEOs (excluding our Chairman) at approximately the 62nd percentile of our peer group. This represents an increase in the target level from the 50th percentile of our peer group which we believe was necessary and appropriate as the lower target resulted in our NEOs receiving total compensation below that paid to comparable executives in our market. In Mr. Rayden’s case, we have continued, without increase, the base salary he was paid prior to the Company’s acquisition of Justice.

The Compensation Committee annually reviews the peer group, and approves recommended peer group changes as appropriate. With respect to the salaries of our NEOs (other than our Chairman), the Compensation Committee utilizes data prepared by Hay Group, Mercer and Equilar. Although it considered industry-based compensation studies and data in order to obtain a general understanding of current compensation practices, the substantial part of the Compensation Committee’s work and compensation decisions have been based on internal discussions and conclusions regarding what compensation levels would produce a competitive compensation package while also providing the requisite performance incentives to drive Company financial and strategic performance.

Our fiscal 2011 peer group remained substantially unchanged from the peer group that was initially selected by the Compensation Committee for fiscal 2010. The purpose of the peer group is to benchmark certain forms of compensation. Our peer group was selected to reflect, as accurately as possible both the market for talent and business performance in which we compete. Our fiscal 2011 peer group companies were selected generally based on the following criteria (with a few exceptions of larger and smaller companies):

•	Industry: All are primarily, if not solely, clothing retailers. Our peer group excludes companies that are primarily manufacturing or general retailers.

•	Size: The companies are roughly one-half to twice the size of the Company in terms of revenue and number of employees.

•	Structure: In general, the companies are multi-divisional to capture the growing complexity of the Company’s business structure.

Our fiscal 2011 peer companies were: Abercrombie & Fitch Co. (ANF); Aéropostale, Inc. (ARO); American Eagle Outfitters, Inc. (AEO); AnnTaylor Stores Corporation (ANN); Charming Shoppes, Inc. (CHRS); Chico’s FAS, Inc. (CHS); Coldwater Creek Inc. (CWTR); Hot Topic, Inc. (HOTT); Pacific Sunwear of California, Inc. (PSUN); Stage Stores, Inc. (SSI); Stein Mart, Inc. (SMRT); The Children’s Place Retail Stores, Inc. (PLCE); The Men’s Wearhouse, Inc. (MW); and Urban Outfitters, Inc. (URBN). Our fiscal 2011 peer group also initially included the following two members which have been removed as they are no longer public companies: The Gymboree Corporation which went private on November 23, 2010, and J. Crew Group, Inc. which went private on March 7, 2011.

While not part of the peer group, other companies, such as Limited Brands, Inc., were also used for comparison purposes with respect to certain aspects of our executive compensation program.

Compensation Program Elements

Our philosophy serves to cultivate a pay-for-performance environment. Our executive compensation program design has five key elements:

•	Base Salary

•	Semi-Annual Incentive Bonuses

•	Non-Qualified Stock Options

•

Long-Term Incentives, which include Long-Term Incentive Plans (“LTIPs”), which consist of performance-based awards that for LTIPs granted prior to fiscal 2012 are paid in restricted stock and for LTIPs granted in and after fiscal 2012 consist of RSUs that, if earned, will be settled in fully vested shares of our common stock and, solely with respect to Mr. Rayden, a Long Term Incentive Bonus payable in performance-based cash compensation

•	Severance Protection Benefits

We do not consider employee benefits to be a key element of executive compensation for our NEOs. Other than certain perquisites to which Mr. Rayden was entitled pursuant to his employment arrangement with Justice prior to its acquisition by the Company that were preserved by the Company, as described below under “Executive Perquisites”, we generally do not provide perquisites to our NEOs. For a description of perquisites received by our NEOs in fiscal 2011, see the details of the amounts included in the “All Other Compensation” column of the Summary Compensation Table below.

We allocate compensation between short-term and long-term components and between cash and equity in order to maximize executive performance and retention. Long-term compensation and equity awards comprise an increasingly larger proportion of total compensation as position level increases as we believe that these elements of compensation more closely align management’s interests with our financial performance and with our stockholders’ interests.

Base Salary

Base salary represents the annual salary paid to each executive. Beginning with fiscal 2011, we seek to target salaries for our NEOs (excluding Messrs. Elliot S. Jaffe and Rayden) at the 62nd percentile of our peer group based on the experience and tenure of the NEO and the local labor market. To honor Mr. Rayden’s contractual entitlements from prior to our acquisition of Justice and to recognize Justice’s strong performance, Mr. Rayden’s annual salary remains at a higher percentile (approximately the 75th percentile based on the Company’s peer group) than the other NEOs. We do not benchmark base salary for our Chairman, who is entitled to a cost of living increase to his salary each year pursuant to his employment agreement with the Company. We review base salaries in the first quarter of each new fiscal year (i.e., the fiscal year which follows the completed fiscal year for which executive compensation is described in this proxy statement) and increases, where applicable, are typically effective on or about October 1 of the new fiscal year.

In connection with a general merit-based increase in salaries across all of our brands to reflect a balancing of the strong performance in all brands with the recessionary economic environment, for fiscal 2011, the salaries for Messrs. David R. Jaffe, Correia and Wexler were increased to $980,000, $407,000 and $370,000, respectively. Mr. Elliot S. Jaffe’s salary was increased for fiscal 2011 to $382,800 to reflect a 1.5% cost of living increase. Mr. Rayden did not receive a salary increase for fiscal 2011. For fiscal 2011, Mr. David R. Jaffe’s base salary was in the 50th percentile for chief executive officers in our peer group; Mr. Rayden’s base salary was in the 75th percentile for chief executive officers in our peer group, Mr. Correia’s base salary was in the 63rd percentile for chief financial officers in our peer group; and Mr. Wexler’s base salary was in the 59th percentile for chief legal officers in our peer group.

In connection with a general merit-based increase in salaries across all of our brands to reflect the overall economic environment and cost of living, for fiscal 2012, the salaries for Messrs. David R. Jaffe, Correia and Wexler were increased to $1,000,000, $419,756 and $381,100, respectively. Mr. Elliot S. Jaffe’s salary was increased for fiscal 2012 to $395,450 to reflect a $3.3% cost of living increase. Mr. Rayden did not receive a salary increase for fiscal 2012.

Incentive Bonus Plans

The Compensation Committee believes that a substantial percentage of each executive officer’s annual compensation should tie directly to the financial performance of the Company as well as to the executive’s own individual performance. For fiscal 2011, our NEOs participated in the following incentive bonus plans: (i) Mr. David R. Jaffe and Mr. Rayden participated in the 162(m) Plan; and (ii) Messrs. Correia and Wexler participated in the IC Plan. Mr. Elliot S. Jaffe does not participate in any of the incentive bonus plans.

We structure the Company’s incentive bonus plans to encourage the achievement of above-market annual performance targets and to recognize annual Company performance. The incentive bonus plans help to focus our NEOs on key annual objectives and business drivers, which we believe will support growth of Company EBITDA (“EBITDA” represents Earnings before Interest, Taxes, Depreciation and Amortization), improvement in overall operations and increases in stockholder value.

The IC Plan and the 162(m) Plan provide for semi-annual goals and payouts based on 6-month performance periods for the fall and spring seasons rather than annual goals and payouts. This structure allows for mid-year reevaluation of performance targets and provides an incentive for our employees to focus on meeting goals in the second half of the fiscal year in circumstances when business performance and macro economic conditions decline or improve relative to our budgeted plan. For fiscal 2011, the fall season was from August 1, 2010 through January 29, 2011 and the spring season was from January 30, 2011 through July 30, 2011.

We establish the target amount of an NEO’s incentive bonus as a percentage of base salary for the performance period based on the NEO’s position level. This approach places a proportionately larger percentage of total annual pay at risk based on Company performance for our NEOs relative to position level. For fiscal 2011, the target award opportunity for our NEOs (excluding the Chairman) was as follows: Mr. David R. Jaffe—125% of base salary; Mr. Rayden—120% of base salary (reflecting his preexisting contractual rights with Justice); Mr. Correia—75% of base salary (plus car allowance value); and Mr. Wexler—60% of base salary. Mr. David R. Jaffe’s target award opportunity reflected an increase from 100% of base salary which was approved by the Compensation Committee to bring his total target bonus and total cash compensation in line with the chief executive officers in the peer group and the broader market. Higher and lower percentages of base salary may be earned if minimum performance levels or performance levels above target are achieved. Commencing with fiscal 2011, the Compensation Committee decided to increase the maximum bonus opportunity under the 162(m) Plan and the IC Plan from 100% of base salary to 200% of base salary to better align our incentive bonus plans with those maintained by our competitors which typically provide for increased payouts for outstanding performance.

Incentive Compensation Plan

Messrs. Correia and Wexler participated in the IC Plan for both the fiscal 2011 fall and spring seasons. The target bonus percentages under the IC Plan increase with position level. For Mr. Correia, who is an Executive Vice President, his target bonus award for fiscal 2011 was 75% of his base salary (plus car allowance value). For Mr. Wexler, who is a Senior Vice President, his target bonus award for fiscal 2011 was 60% of his base salary.

Full Year Goals for Fiscal 2011—The performance goals for the full fiscal 2011 year and the percentage of the fiscal 2011 target award opportunity subject to the achievement of each goal were as follows:

•	40% based on brand EBITDA dollars (fall season)

•	40% based on Company EBITDA dollars (spring season)

•	20% based on personal goals for the full fiscal year

Fiscal 2011 Fall Season Financial Goals—The financial performance goals for Messrs. Correia and Wexler for the fiscal 2011 fall season and the percentage of the fiscal 2011 target award opportunity subject to the achievement of each goal were as follows:

40% based on the achievement of brand EBITDA dollars as follows:

•	40% on the achievement by the dressbarn brand of EBITDA dollars as follows:
	•	Threshold: $28,503,050
	•	Target: $33,533,000
	•	Maximum: $40,239,600
•	30% on the achievement by the maurices brand of EBITDA dollars as follows:
	•	Threshold: $44,398,900
	•	Target: $52,234,000
	•	Maximum: $62,680,800
•	30% on the achievement by the Justice brand of EBITDA dollars as follows:
	•	Threshold: $77,045,700
	•	Target: $90,642,000
	•	Maximum: $108,770,400

Fiscal 2011 Spring Season Financial Goals—The financial performance goal for Messrs. Correia and Wexler for the fiscal 2011 spring season and the percentage of the fiscal 2011 target award opportunity subject to the achievement of each goal were as follows:

40% based on the achievement of Company EBITDA dollars as follows:

•	Threshold: $164,084,000
•	Target: $193,040,000
•	Maximum: $231,648,000

EBITDA as a percentage of sales was eliminated as a performance goal for fiscal 2011, and the achievement of personal goals for the full fiscal year was reduced from 40% to 20% of the overall target award opportunity. These changes are intended to streamline the structure of potential awards under the IC Plan and to make uniform the goal percentages in the Company’s three brands.

The amount of the payment with respect to the Company and brand EBITDA dollar goals is based on the level of achievement of the particular goal, with a 50% of target payout if 85% of the goal is achieved, a 100% payout at 100% achievement, and 200% payout at 120% and above achievement, with intermediate target levels and interpolation between target levels. No payments are made if achievement is less than 85% of the goal unless the Compensation Committee approves a discretionary award.

Fiscal 2011 Personal Goals—The fiscal 2011 personal goals for Mr. Correia were generally based on corporate governance compliance and increasing profitability, sales and productivity. The fiscal

2011 personal goals for Mr. Wexler were generally based on overseeing our legal department, legal compliance, reviewing and negotiating legal documents, the closing of the Ascena reorganization, protection of our data and intellectual property rights, assisting with special projects and advising our CEO and Chief Financial Officer on legal issues affecting our business.

For fiscal 2011, the various personal goals set for a participant in the IC Plan were given one of five ratings. A participant’s ratings were based on whether his or her performance and expertise: Greatly Exceeds (consistently exceeds job requirements); Exceeds (frequently exceeds job requirements); Fully Meets (consistently meets job requirements); Does Not Meet (occasionally meets job requirements); or Failed to Perform (does not meet job requirements). In order to be eligible for a bonus under the IC Plan a participant must obtain an overall effectiveness rating of “Fully Meets” or higher.

Fiscal 2011 IC Plan Results—Any amounts earned for a season with respect to the brand and Company goals were payable following the end of such season. Any amounts earned for the 2011 fiscal year with respect to the personal goals were payable at the end of the fiscal year. An NEO would not be entitled to fall season IC Plan payment if his employment was terminated for any reason prior to the earlier of the fall season IC Plan payment and April 30, 2011 and an NEO would not be entitled to a spring season IC Plan payment (including the payment for achievement of personal goals) if his employment terminated for any reason prior to the earlier of the spring season IC Plan payment and October 31, 2011.

The results under the IC Plan for fiscal 2011 were as follows:

Fiscal 2011—Fall Season Performance Goals	Percentage of Target Achieved	Payout Percentage
dressbarn brand EBITDA dollars	42.7%	0%
maurices brand EBITDA dollars	127.0%	200.00%
Justice brand EBITDA dollars	138.2%	200.00%

The achievement of the fiscal 2011 fall season IC Plan performance goals generated an IC Plan payment of $153,000 to Mr. Correia and $106,560 to Mr. Wexler.

Fiscal 2011—Spring Season Performance Goals	Percentage of Target Achieved	Payout Percentage
Company EBITDA dollars	104.36%	121.82%

The achievement of the fiscal 2011 spring season IC Plan performance goals, taking into account achievement of the personal goals at the “Fully Meets” level for both Messrs. Correia and Wexler, generated an IC Plan payment of $252,733 to Mr. Correia and $162,387 to Mr. Wexler.

Fiscal 2012 IC Bonus—The design of the IC Plan for fiscal 2012 and the percentage of the fiscal 2012 target award opportunity subject to the achievement of each goal have been structured in the same manner as the fiscal 2011 IC Plan.

Executive 162(m) Bonus Plan

Our President and CEO, David R. Jaffe, and Michael W. Rayden, CEO of the Justice brand, participated in the 162(m) Plan for both the fiscal 2011 fall and spring seasons. The 162(m) Plan is used instead of the IC Plan for those NEOs who may be affected by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and are designated by the Compensation Committee to be subject to the 162(m) Plan. Section 162(m) of the Code generally disallows a Federal income tax deduction to any publicly held corporation for non-performance-based compensation paid to NEOs (other than the principal financial officer) in excess of $1,000,000 in any taxable year. The Company structures awards under the 162(m) Plan to provide compensation that is intended to qualify as “performance-based compensation” that is excluded from the $1,000,000 deductibility cap. The maximum performance award payable to any individual under the 162(m) Plan for any one-year performance period is $5,000,000 (pro-rated for performance periods of less than one year).

For fiscal 2011, the Compensation Committee set the performance goals under the 162(m) Plan for Mr. David R. Jaffe and Mr. Rayden for the fall and spring seasons.

The performance goals for Mr. David R. Jaffe for the fiscal 2011 fall season were as follows:

•	20% based on exceeding the Company’s sales plan, as follows:

•	6.67% on the achievement of a target increase of 2.6% in the dressbarn brand’s comparable store sales

•	6.67% on the achievement of a target increase of 4.0% in the maurices brand’s comparable store sales

•	6.67% on the achievement of a target increase of 4.9% in the Justice brand’s comparable store sales

•	60% based on EBITDA dollars, as follows:

•	20% on the achievement by the dressbarn brand of target EBITDA of $33,533,000

•	20% on the achievement by the maurices brand of target EBITDA of $52,234,000

•	20% on the achievement by the Justice brand of target EBITDA of $90,642,000

•	20% on the level of increase in the Company’s stock price relative to the Company’s peer group

The performance goals for Mr. David R. Jaffe for the fiscal 2011 spring season were as follows:

•	20% based on exceeding the Company’s sales plan, as follows:

•	6.67% on the achievement of a target increase of 4.6% in the dressbarn brand’s comparable store sales

•	6.67% on the achievement of a target increase of 4.3% in the maurices brand’s comparable store sales

•	6.67% on the achievement of a target increase of 3.9% in the Justice brand’s comparable store sales

•	60% based on EBITDA dollars, as follows:

•	20% on the achievement by the dressbarn brand of target EBITDA of $67,690,000

•	20% on the achievement by the maurices brand of target EBITDA of $73,569,000

•	20% on the achievement by the Justice brand of target EBITDA of $51,781,000

•	20% on the level of increase in the Company’s stock price relative to the Company’s peer group

Mr. David R. Jaffe’s target bonus for each season was 50% of 125% of his base salary (i.e, $612,500). The seasonal bonus payout to him at target performance was his seasonal target bonus, at threshold performance was 50% of his seasonal target bonus and at maximum performance target was 200% of his seasonal target bonus, with interpolation between the target levels. He would not be eligible for a seasonal bonus payment for performance below the threshold level.

The results for Mr. David R. Jaffe under the 162(m) Plan for fiscal 2011 were as follows:

Fiscal 2011—Fall Season Performance Goals	Performance Level Achieved
dressbarn brand sales plan	Below Target
maurices brand sales plan	Maximum
Justice brand sales plan	Maximum
dressbarn brand EBITDA dollars	42.70%
maurices brand EBITDA dollars	Maximum
Justice brand EBITDA dollars	Maximum
Increases in Company stock price	Above Target
Payout Percentage of Fiscal 2011 Fall Target Bonus:	39.2%
Total Fiscal 2011 Fall Payout:	$240,100

Fiscal 2011—Spring Season Performance Goals	Performance Level Achieved
dressbarn brand sales plan	Below Target
maurices brand sales plan	Maximum
Justice brand sales plan	Maximum
dressbarn brand EBITDA dollars	97.18%
maurices brand EBITDA dollars	95.92%
Justice brand EBITDA dollars	Maximum
Increases in Company stock price	Target
Payout Percentage of Fiscal 2011 Spring Target Bonus:	136.4%
Total Fiscal 2011 Spring Payout:	$835,450

The performance goal for Mr. Rayden for the fiscal 2011 fall season was based on achievement of Justice EBITDA dollars as follows:

•	Threshold: $77,045,700

•	Target: $90,642,000

•	Maximum: $108,770,400

The performance goal for Mr. Rayden for the fiscal 2011 spring season was based on achievement of Justice EBITDA dollars as follows:

•	Threshold: $44,013,900

•	Target: $51,781,000

•	Maximum: $62,137,200

Mr. Rayden’s target bonus for each season was 50% of 120% of his base salary (i.e., $630,000). The seasonal bonus payout to Mr. Rayden at target performance was his seasonal target bonus, at threshold performance was 50% of his seasonal target bonus and at maximum performance target was 200% of his seasonal target bonus, with interpolation between the target levels. Mr. Rayden would not be eligible for a seasonal bonus payment for performance below the threshold level.

The actual EBITDA dollars achieved by Justice for the fiscal 2011 fall season was $125.3 million, resulting in a payment to Mr. Rayden of 200% of his target bonus equal to $1,260,000. The actual EBITDA dollars achieved by Justice for the fiscal 2011 spring season was $62.6 million, resulting in a payment to Mr. Rayden of 200% of his target bonus equal to $1,260,000.

Fiscal 2012 162(m) Plan—The performance goals for Mr. Rayden for fiscal 2012 year and the percentage of the fiscal 2012 target award opportunity subject to the achievement of each goal have been structured in the same manner as his fiscal 2011 goals. For Mr. David R. Jaffe, the performance goals have been changed to remove the Company’s stock price relative to the peer group, as the Company’s total shareholder return relative to its peers (which is similar to relative stock price) is included as one of his long term goals. In addition, as a result of the removal of relative stock price as a performance goal, the goals for exceeding the Company’s sales plan and achievement of EBITDA dollars are weighted 25% and 75%, respectively.

Non-Qualified Stock Options, Restricted Stock and RSUs under the Company’s Stock Incentive Plan

NEOs receive annual grants under our Stock Incentive Plan as follows.

Minimum Vesting

While we generally grant stock options with 4-year vesting schedules and RSUs with 3-year vesting schedules, our Board amended the Stock Incentive Plan to add minimum vesting schedules for stock options (3-year vesting) and restricted stock and RSU awards (2-year vesting), with a carve-out for vesting on death, disability, retirement, change-in-control, and termination without cause or for good reason. There is a 5% allowable basket (i.e., 5% of the total share reserve) for equity awards with a shorter vesting schedule. This change did not require stockholder approval and applies solely to grants made on or after September 21, 2011, the effective date of the amendment.

Non-Qualified Stock Options

Our NEOs are granted annual awards of nonqualified stock options. Options granted to the NEOs prior to fiscal 2010 vest 20% per year for five years following the grant date. Effective for stock options made in the beginning of fiscal 2010, options granted to the NEOs vest 25% per year for four years following the grant date. This change was made as part of the equalization of the pay practices among our brands and better aligns our equity grant practices with those of the other members of our peer group. The exercise price of a stock option is the average of the high and low Company stock prices on the date of grant. Options typically have a term of ten years.

The Company awards stock options to the NEOs on an annual cycle. On September 23, 2010, the following NEOs were granted the following number of stock option grants with an exercise price of $23.39: Elliot S. Jaffe—10,000 options; David R. Jaffe—80,000 options; Michael W. Rayden—80,000 options; Armand Correia—25,000 options; and Gene Wexler—20,000 options. In addition, on September 21, 2011, the following NEOs were granted the following number of stock option grants with a per share exercise price of $26.27, the fair market value of a share of our stock on the date of grant, as determined under the Stock Incentive Plan: Elliot S. Jaffe—10,000 options; David R. Jaffe—80,000 options; Michael W. Rayden—80,000 options; Armand Correia—25,000 options; and Gene Wexler—15,000 options.

The Compensation Committee generally determines each participant grant in accordance with pre-established option grant guidelines (which are primarily based on the participant’s level of responsibility with the Company). Our President and CEO may exercise discretion in his recommendations to the Compensation Committee for grants of stock options for all executives, including the NEOs, excluding himself and the Chairman. Our President and CEO may recommend an increase or decrease to the stock option grant guidelines for a given executive, based on individual performance. All grants are made by the Compensation Committee.

The Compensation Committee has a practice of not granting any stock options until at least one business day after the Company has issued its quarterly and/or annual earnings release, as well as the public release of any other pending material non-public information.

Special Equity Grants

The Compensation Committee may also make other equity grants from time to time during the course of the year, such as when a new employee is hired, a current employee is promoted or recognition of special achievement. As additional compensation for his efforts in connection with all three of the Company’s brands exceeding their goals during fiscal 2010, on September 23, 2010, Mr. David R. Jaffe was granted an option to purchase 75,000 shares of the Company’s stock at a premium per share price of $30.00 (the actual closing price per share on the grant date was $23.58) that vests 25% per year for four years following the grant date. Further, as additional compensation in recognition of the our strong performance during fiscal 2011, on March 9, 2011, Mr. David R. Jaffe was granted an option to purchase 44,322 shares of the Company’s stock at a per share price of $31.09 that vests 100% on March 9, 2012.

Post-Termination Continued Vesting and Exercisability of Employee Options in Certain Circumstances

If an employee ceases to be an employee of the Company for any reason (other than for Cause, as defined under the Stock Incentive Plan) and the employee has achieved the “Total Years Test” (as defined below) as of his last day of employment, then all of such employee’s unvested stock options granted during fiscal 2011 will continue to vest and remain exercisable for a period of four years from the date of termination, but not longer than the original term of each option, and provided that after the last unvested option vests, all options will remain exercisable for one year thereafter, but not longer than the original term of each option. The definition of Cause under the Stock Incentive Plan can be found in this proxy statement in the section above entitled “Questions and Answers About our Board and Corporate Governance Matters—How are directors compensated?—Equity Compensation.”

In addition, upon achievement of the Total Years Test, all of an employee’s unvested restricted stock and RSUs will become fully vested, without regard to a termination of employment.

The “Total Years Test” means 75 years, based on the sum of (i) the total number of years of employment with the Company or an affiliate, plus (ii) the employee’s age, which will be at least age 60. Of our NEOs, Mr. Elliot S. Jaffe, Mr. Rayden and Mr. Correia currently satisfy the Total Years Test.

Long-Term Incentive Plans

The Company grants the NEOs (other than our Chairman) annual LTIPs under the Stock Incentive Plan which consist of performance based awards that for LTIPs granted prior to fiscal 2012 are paid in restricted stock and for LTIPs granted in and after fiscal 2012 consist of RSUs settled in fully vested shares of our common stock. LTIP performance goals are established annually, and the performance period for each plan consists of three consecutive fiscal years. The LTIPs are intended to give each NEO a substantial incentive to maximize our long-term financial performance. During the first quarter of fiscal 2009, the Compensation Committee established the 2011 Long-Term Incentive Plan (the “2011 LTIP”). The 2011 LTIP used a three-year performance period consisting of fiscal 2009, fiscal 2010 and fiscal 2011. During the first quarter of fiscal 2010, the Compensation Committee established the 2012 Long-Term Incentive Plan for executives at dressbarn and maurices (the “db/m 2012 LTIP”). The db/m 2012 LTIP uses a three-year performance period consisting of fiscal 2010, fiscal 2011 and fiscal 2012. During the third quarter of fiscal 2010, the Compensation Committee adopted a 2012 Long-Term Incentive Plan for executives of Justice (the “Justice 2012 LTIP”). The performance period under the Justice 2012 LTIP commenced on January 24, 2010 and will end on the last day of fiscal 2012. During the first quarter of fiscal 2011, the Compensation Committee established the 2013 Long-Term Incentive Plan (the “2013 LTIP”). The 2013 LTIP uses a three-year performance period consisting of fiscal 2011, fiscal 2012 and fiscal 2013. Messrs. David R. Jaffe, Correia and Wexler participate in the 2011 LTIP, the db/m 2012 LTIP and the 2013 LTIP. Mr. Rayden participates in the Justice 2012 LTIP and the 2013 LTIP.

We expect that during the first quarter of each subsequent fiscal year, the Compensation Committee will establish a new LTIP.

The 2011 LTIP provided for settlement in time-vesting restricted stock under the Stock Incentive Plan that will vest in 1/3 installments over a period of 3 years from the last day of the applicable performance period. Commencing with the db/m 2012 LTIP and the Justice 2012 LTIP (together, the “2012 LTIPs”), we have been modifying the vesting provisions of the LTIPs to more closely align our pay practices with our peer group and the executive pay practices maintained by Justice prior to the acquisition which typically grant restricted stock and RSUs that vest or are settled upon achievement of the performance goals immediately following the end of the performance period. The 2012 LTIPs, if earned, provide for settlement in time-vesting restricted stock that would become fully vested on the first anniversary of the last day of the performance period. The 2013 LTIP, if earned, provides for settlement in time-vesting restricted stock that would become fully vested on the 30th day after the grant date following the performance period. Any restricted stock granted under the 2011 LTIP, 2012 LTIPs or the 2013 LTIP will vest upon achievement of the Total Years Test. The LTIP granted in fiscal 2012 with a three-year performance period consisting of fiscal 2012, fiscal 2013 and fiscal 2014 (the “2014 LTIP”) consists of RSUs that, if earned, will be settled in fully vested shares of our common stock following the end of the performance period and the Compensation Committee’s certification of the performance goals.

The Compensation Committee believes that the goals set under the LTIPs represent an appropriate and substantial degree of difficulty for achieving a payout. For example, no awards were paid out under the LTIPs with performance periods that ended in fiscal 2008 (which had a 1 year performance period) and fiscal years 2009 and 2010 (which had 3 year performance periods).

For the 2013 LTIP, the participating NEOs were assigned a “target” number of shares of restricted stock. The actual number of shares of restricted stock to be awarded at the end of the performance period will depend on the Company’s achievement of Company financial goals during the applicable performance period. The performance goals under the 2013 LTIP are intended to constitute “performance-based compensation” under Section 162(m) of the Code.

The target number of shares of our common stock that may be earned by the NEOs participating under the 2013 LTIP is as follows: Mr. David R. Jaffe—39,313; Mr. Rayden—50,623; Mr. Correia—12,806; and Mr. Wexler—8,919.

2011 LTIP Results

Messrs. David R. Jaffe, Correia and Wexler participated in the 2011 LTIP for which performance period ended on the last day of fiscal 2011. The target number of restricted shares of our common stock that could be earned by such NEOs under the 2011 LTIP was as follows: Mr. David R. Jaffe—46,158; Mr. Correia—12,925; and Mr. Wexler—8,179. The target number of restricted shares subject under the 2011 LTIP were divided 1/3 among the following Company performance goals:

•	market capitalization growth:

•	Threshold: 15%

•	Target: 20%

•	Maximum: 30%

•	operating income growth

•	Threshold: 17.8%

•	Target: 23.6%

•	Maximum: 35.5%

•	return on invested capital (“ROIC”):

•	Threshold: 32.1%

•	Target: 36.8%

•	Maximum: 48.1%

The results under the 2011 LTIP were as follows:

2011 LTIP Performance Goals (target shares were allocated 1/3 to the level of achievement of each goal)	Result	Percentage of Target Shares Awarded
Company market capitalization growth	39.4%	150%
Company operating income growth	13.9%	0%
Company ROIC	27.1	0%
	Payout Percentage of Total Target Shares	50%

As a result of the performance achieved under the 2011 LTIP, Messrs. David R. Jaffe and Wexler received 23,079 and 4,090, respectively, time-vesting shares of restricted stock under the Stock Incentive Plan that will vest in 1/3 installments on each of July 30, 2012, 2013 and 2014. As a result of the performance achieved under the 2011 LTIP and his having achieved the Total Years Test, Mr. Correia received 6,463 of fully vested shares of our common stock under the Stock Incentive Plan.

2013 LTIP Performance Goals

75% of the target shares are subject to Company performance goals divided 1/3 among the following performance goals:

•	Total shareholder return (“TSR”) relative to our peer group:

•	Threshold: top 60% to 40% of the peer group

•	Target: between the top 40% and 20% of the peer group

•	Maximum: top 20% of the peer group

•	Corporate total EBITDA dollars (set at specified threshold, target and maximum amounts)

•	Company’s compounded annual average ROIC (set at specified threshold, target and maximum amounts)

The remaining 25% of the target shares are subject to level of EBITDA dollars achieved by the brand(s) for which the NEO has responsibility for and is further divided for an NEO who has responsibilities for 2 or 3 brands (set at specified threshold, target and maximum amounts for each of dressbarn, maurices and Justice).

Each performance goal will be measured during the fiscal 2011, fiscal 2012 and fiscal 2013 performance period. For each performance goal, at threshold level 50% of the target shares subject to the performance goal will be earned, 100% will be earned for target achievement and 200% for maximum achievement, with intermediate target levels and earning. The peer group with respect to the TSR goals for the 2013 LTIP is the same group of companies used for benchmarking purposes for fiscal 2010 other than Hot Topic, Inc., and also includes The Talbots, Inc. (TLB).

In order to align the 2013 LTIP with the IC Plan so that there is consistency in the payout arrangements between the Company’s incentive plans, for each performance goal, at threshold level 50% of the target shares for the performance goal will vest, 100% will vest for target achievement and 200% for maximum achievement, with intermediate target levels and vesting. For LTIPs prior to the 2013 LTIP, the target shares vest 150% for maximum achievement. The performance goals under the 2013 LTIP are intended to constitute “performance based compensation” under Section 162(m) of the Code. The performance goals under the 2013 LTIP were changed to focus on EBITDA dollars, rather than EBITDA growth, and to remove comparable store sales growth, in order to better align the NEOs’ long term incentives with the focus of the Company.

2014 LTIP

In fiscal 2012, the Compensation Committee adopted the 2014 LTIP for our NEOs. The 2014 LTIP was granted as RSUs that will vest based on the level of performance achieved. The target number of RSUs that may vest and be settled in fully vested shares of our common stock for the NEOs participating under the 2014 LTIP is as follows: Mr. David R. Jaffe—80,000; Mr. Rayden—38,985; Mr. Correia—10,000; and Mr. Wexler—3,750. The target shares for all participants in the 2014 LTIP, other than Mr. David R. Jaffe, are subject to Company performance goals divided 50% among the following performance goals:

•	Company’s compound annual average ROIC

•	Company’s total EBITDA dollars

The target shares for Mr. David R. Jaffe in the 2014 LTIP are subject to Company performance goals divided among the following performance goals:

•	34% on the Company’s compound annual average ROIC

•	33% on the Company’s total EBITDA dollars

•	33% on the TSR relative to our peer group

For each performance goal, at threshold level 50% of the target shares for the performance goal will vest, 100% will vest for target achievement and 200% for maximum achievement, with intermediate target levels and vesting. The performance goals under the 2014 LTIP are intended to constitute “performance based compensation” under Section 162(m) of the Code.

The TSR performance target was not included for the NEOs other that Mr. David R. Jaffe, as the Compensation Committee believes that there is already sufficient emphasis on share price at the level of vice president and above. The TSR performance target was maintained for Mr. David R. Jaffe, as it remains an important focus for the CEO. The brand EBITDA performance targets were not included in the 2014 LTIP as the focus of the LTIP is to increase stockholder returns over a long time horizon which may not occur if the focus is on the performance of a single brand. The Compensation Committee continues to believe that Company ROIC and EBITDA are appropriate long-term performance plan measures.

Justice EBITDA Bonus for Mr. Rayden

Following the Company’s acquisition of Justice, the Compensation Committee determined that it was necessary to create a strong incentive for Mr. Rayden to stay with the Company for a prolonged period and to increase Justice’s EBITDA performance over its plan during that time. In order to create such an incentive, the Compensation Committee approved a long term, performance-based bonus plan for Mr. Rayden (the “Justice EBITDA Bonus”). Under the Justice EBITDA Bonus, which is set forth in Mr. Rayden’s employment agreement, Mr. Rayden is eligible to receive a cash bonus in an amount equal to 10% of the sum of the Justice brands positive incremental and negative decremental actual EBITDA performance versus target EBITDA goals over each semi-annual period occurring in the five and one-half year performance period, as set forth below, or if shorter, the duration of Mr. Rayden’s employment (we refer to the applicable period as the EBITDA performance period). The incremental and decremental amounts for each semi-annual period will be determined by comparing Justice’s actual EBITDA performance during such semi-annual period against the semi-annual Justice EBITDA goals below, calculated excluding certain extraordinary items (e.g., unusual events effecting the financial statements, corporate transactions and changes in accounting principles). Any bonus payable under the Justice EBITDA Bonus will be paid within 60 days following completion of the EBITDA performance period, provided that if the amount is payable as a result of Mr. Rayden’s termination of employment, the bonus payment will be subject to a six-month delay pursuant to Section 409A of the Code. No amounts are payable under the Justice EBITDA Bonus if Mr. Rayden’s employment is terminated by Justice for Cause (as defined in his employment agreement).

The following semi-annual target EBITDA goals for Justice for the five and one-half year performance period under the Justice EBITDA Bonus have been approved by the Compensation Committee:

Justice EBITDA Bonus Semi-Annual Goals Justice EBITDA (in thousands)
Year	Spring	Fall
2010	$26,274	N/A
2011	$33,994	$84,893
2012	$41,608	$94,871
2013	$46,121	$101,204
2014	$50,058	$106,795
2015	$54,742	$113,492

The actual EBITDA achieved by Justice for the fiscal 2011 fall season was $129,164,000, resulting in the accrual of an amount equal to $4,025,000 under the Justice EBITDA Bonus. The actual EBITDA achieved by Justice for the fiscal 2011 spring season was $65,327,000, resulting in the accrual of an amount equal to $2,848,000 under the Justice EBITDA Bonus. As of the end of fiscal 2011, the Justice EBITDA Bonus was accrued at an amount equal to $8,823,000.

Executive Perquisites

Except as noted below with respect to Mr. Rayden, we generally do not offer any significant perquisites to our NEOs. The cost of perquisites for our NEOs is included in the “All Other Compensation” column of the Summary Compensation Table. The Company offers broad health and welfare programs, which are available to our full-time employees generally.

In accordance with the terms of Mr. Rayden’s employment with Justice prior to it being acquired by the Company, Mr. Rayden continues to receive limited personal use of an aircraft while

Mr. Rayden serves as Chief Executive Officer of Justice, subject to certain limitations on use and cost. In addition, the Company maintains life insurance coverage on Mr. Rayden’s life in the amount of $5,000,000, the proceeds of which are payable to his designated beneficiaries.

Deferred Compensation

We maintain a non-qualified deferred compensation plan for approximately 125 employees, (including all of our NEOs). We make Company contributions to this plan in an amount determined by us for each plan year. For fiscal 2011, the NEOs received a Company matching contribution of 100% on the first 5% of base salary and bonus deferred. See “Nonqualified Deferred Compensation in Fiscal 2011” below.

Severance and Change in Control Payments

All of our NEOs, other than our Chairman, are entitled to receive severance payments upon certain terminations of their employment and all of our NEOs, other than our Chairman, are entitled to benefits in the event of a change in control of the Company. These arrangements provide important protections to both the executive and the Company. Arrangements providing for severance and change in control payments assist the Company in attracting and retaining qualified executives that could have other job alternatives.

Under David R. Jaffe’s employment agreement, in the event of a change in control, he is entitled to elect to terminate employment and to receive a severance payment of two times his base salary. The Compensation Committee has evaluated David R. Jaffe’s employment agreement and believes that the change in control provision is appropriate given his long relationship and service with the Company and due to the fact that if a change in control were to occur, his responsibilities and services would likely be very different from those that currently exist.

Mr. Rayden’s entitlements to severance and change in control benefits are a continuation of his contractual rights under his arrangements with Justice. The continuation of these arrangements was negotiated as part of the acquisition of Justice, and cannot be modified without Mr. Rayden’s consent.

Mr. Elliot S. Jaffe’s employment agreement provides that his estate will be entitled to receive a lump sum payment equal to 1 year of his base salary at the rate in effect at the time of his death. He is not entitled to severance under any other termination of his employment.

In order to maintain the competitiveness of our pay practices, we have adopted the Executive Severance Plan (the “Executive Severance Plan”), in which Messrs. Correia and Wexler participate. Under the Executive Severance Plan Messrs. Correia and Wexler are entitled to severance benefits upon certain terminations of their employment, including enhanced severance benefits following a change in control. A description of the terms and conditions of the Executive Severance Plan can be found in the section of this proxy statement entitled “Executive Severance Plan” below.

Other than with respect to Mr. Rayden, none of our NEOs is entitled to a golden parachute (280G) excise tax gross-up or a Code Section 409A tax gross-up, both of which are preserved benefits from the agreements governing Mr. Rayden’s employment with Justice prior to its acquisition by the Company. A description of terms and conditions of this arrangement with Mr. Rayden can be found in the section of this proxy statement entitled “Employment Agreements and Employment Letters—Michael W. Rayden.”

A further description of termination and change in control events that trigger post termination and change in control pay and benefits for our NEOs, including the Executive Severance Plan, can be found in the section of this proxy statement entitled “Potential Payments upon Termination or Change in Control” below.

Risk Mitigation

Our Board has reviewed and considered whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on us. In that regard, we design our programs in a balanced and diversified manner while also creating significant, yet appropriate, incentives for strong performance based on our business and strategic plan. In most cases, each component of our performance-based compensation program is subject to a limit on the cash paid or the number of shares delivered. We believe that our compensation programs reflect a balance of short-term, long-term, guaranteed and performance based compensation in order not to encourage excessive risk-taking. A significant portion of our compensation program includes performance-based compensation with multi-year performance targets and vesting. We believe that this ensures that our NEOs and other employees focus on the health of our business and the delivery of broad performance metrics that will deliver shareholder value over time and discourages excessive risk-taking by our NEOs and other employees.

Impact of Accounting and Tax Matters

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Compensation Committee examines the accounting cost associated with equity compensation in light of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

With respect to tax matters, the Compensation Committee considers the impact of Section 162(m) of the Code, which generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s NEOs only if the compensation qualifies as being performance-based under Section 162(m) of the Code. We endeavor to structure our compensation to qualify as performance-based under Section 162(m) of the Code where it is reasonable to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards may be non-deductible under Section 162(m) of the Code.

Consideration of Prior Amounts Paid or Realized

Actual pay earned by our NEOs in prior years from annual or semi-annual incentive opportunities and long-term equity compensation is not specifically taken into account by the Compensation Committee in making a current year’s compensation decisions for (i) salary increases, (ii) target annual or semi-annual incentive compensation opportunity, (iii) target long-term equity incentive opportunity, or (iv) equity compensation. The Compensation Committee also does not specifically adjust a current year’s target incentive compensation in order to reflect the prior year’s actual earned cash or equity incentive compensation.

Stock Ownership Guidelines for President and CEO

Our Board believes it is important that our President and CEO has, and is recognized both internally and externally as having, long-term financial interests that are aligned with those of our stockholders. In fiscal 2012, we adopted the Ownership Guidelines for our President and CEO which became effective in September 2011.

Under the Ownership Guidelines our President and CEO is required to own shares of our common stock equal to 6 times his annual base salary. Ownership includes: (i) shares of our stock acquired on the open market or purchased through the exercise of a stock option or settlement of any other type of equity award (such as restricted stock, restricted stock units, deferred stock or a deferred stock unit); (ii) vested equity awards (other than stock options or stock appreciation awards); and (iii) vested shares of our stock allocated under any tax-qualified plan. Shares held individually or jointly or by a “family member” (as defined in the securities laws which would include certain trusts, family partnerships and foundations) would count as “owned” by the director. Stock options do not count towards the stock ownership requirement. Mr. David R. Jaffe’s, our President and CEO, level of stock ownership currently satisfies the Ownership Guidelines. The

Ownership Guidelines are posted on the “for investors” page of the Company’s website at www.ascenaretail.com, accessible through the “Investor Relations Menu.”

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee does not constitute soliciting material and will not be deemed to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference into any document so filed except to the extent that the Company specifically incorporates this Compensation Committee Report by reference therein.

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

John Usdan, Chairman
Kate Buggeln
Randy L. Pearce

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2011, fiscal 2010 and fiscal 2009 of those persons who were on July 30, 2011 our NEOs, including: (i) our CEO, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers, including our Founder and Chairman of the Board.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation- ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation- ($)(5)	Total ($)
David R. Jaffe	2011	975,585	—	1,160,537	2,280,014	1,075,550	—	106,221	5,597,907
President and Chief	2010	950,000	—	2,068,588	2,036,000	1,543,750	—	149,462	6,747,800
Executive Officer	2009	850,000	255,000	692,832	1,460,000	—	—	169,776	3,427,608
Elliot S. Jaffe	2011	411,348	—	—	94,000	—	—	182,740	688,088
Chairman of the	2010	377,100	—	—	37,750	—	—	206,412	621,262
Board	2009	377,100	—	—	29,200	—	—	194,820	601,120
Michael W. Rayden	2011	1,050,000	—	1,284,812	876,000	2,520,000	—	412,823	6,143,635
Chief Executive Officer, Tween Brands, Inc.(6)	2010	726,923	—	1,579,825	710,400	2,772,000	—	218,629	6,007,777
Armand Correia	2011	405,305	—	325,016	273,750	405,733	—	76,251	1,486,055
Executive Vice	2010	392,000	—	687,228	152,000	427,795	—	84,078	1,743,101
President and Chief Financial Officer	2009	320,000	60,000	191,993	350,400	—	—	77,105	999,498
Gene Wexler	2011	369,654	—	210,310	219,000	268,947	—	33,415	1,101,326
Senior Vice President,	2010	340,000	—	540,486	152,000	304,205	—	19,350	1,356,041
General Counsel and Assistant Secretary	2009	270,000	50,000	121,506	292,000	—	—	84,706	818,212

(1)	The amounts shown in fiscal 2009 represent discretionary bonuses awarded to such NEO by the Compensation Committee.

(2)

Reflects the aggregate grant date fair value calculation in accordance with FASB ASC Topic 718. Amounts include both time-vesting restricted stock awards and restricted stock awards subject to performance conditions. Assumptions used in the valuation of equity based awards are discussed in “Stock- Based Compensation” in Note 21 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 30, 2011.

(3)

The amounts shown for fiscal 2010 and fiscal 2011 represent amounts earned under (i) the 162(m) Plan with respect to Messrs. David R. Jaffe and Rayden, and (ii) the IC Plan for Messrs. Correia and Wexler. Elliot S. Jaffe was not eligible for any incentive bonus under the Company’s incentive plans.

(4)	We have no defined benefit pension plans. All earnings in our nonqualified Executive Retirement Plan are at market values and are therefore omitted from the table.

(5)	A detailed breakdown of “All Other Compensation” for fiscal 2011 is provided in the table on the following page.

(6)	As Mr. Rayden joined the Company as chief executive officer of Justice on November 25, 2009, the amounts shown above for fiscal 2010 represent amounts earned by him on or after such date.

The table below provides the details of amounts included for fiscal 2011 in the “All Other Compensation” column of the Summary Compensation Table for each NEO.

Name	Contributions to Executive Officer’s Defined Contribution Plan Accounts ($)	Payments made for Supplemental Retirement Benefits ($)(1)	Payments made For Life Insurance ($)		Personal Use of Company Plane ($)(2)	Total ($)
David R. Jaffe	89,481	—	16,740		—	106,221
Elliot S. Jaffe	18,723	164,017	—		—	182,740
Michael W. Rayden	178,500	—	30,610	(3)	203,713	412,823
Armand Correia	41,311	—	34,940		—	76,251
Gene Wexler	33,415	—	—		—	33,415

(1)

Represents supplemental retirement benefit as discussed under “Retirement Agreements” below. This amount is adjusted on an annual basis for cost-of-living increases as determined using the Consumer Price Index.

(2)	Represents the aggregate incremental cost to the Company for personal use of the Company’s aircraft.

(3)	Represents life insurance premiums of $17,769 and tax gross-ups of $12,841.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

The following table provides information regarding the grants of plan-based awards made to the NEOs during fiscal 2011.

Name	Grant Date or Perfor- mance Period	Plan*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)
			Thres- hold ($)	Target ($)	Max ($)	Thres- hold (#)	Target (#)	Max (#)
David R. Jaffe	FY11	162(m)	612,500	1,225,000	2,450,000
	FY11-13	13LTIP				19,657	39,313	78,626
	9/23/10	NQ								80,000		23.39	876,000
	9/23/10	NQ								75,000		30.00	846,000
	3/9/11	NQ								44,322		31.09	558,014
Elliot S. Jaffe	9/23/10	NQ								10,000	(4)	23.39	94,000
Michael W. Rayden	FY11	162(m)	630,000	1,260,000	2,520,000
	FY11-13	13LTIP				25,312	50,623	101,246
	9/23/10	NQ								80,000		23.39	876,000
Armand Correia	FY11	ICP	159,450	318,900	637,800
	FY11-13	13LTIP				6,403	12,806	25,612
	9/23/10	NQ								25,000		23.39	273,750
Gene Wexler	FY11	ICP	111,000	222,000	444,000
	FY11-13	13LTIP				4,460	8,919	17,838
	9/23/10	NQ								20,000		23.39	219,000

* Plan:

ICP = Incentive Compensation Plan

NQ = Non-qualified stock options (granted under the Stock Incentive Plan)

13LTIP = 2013 Long-Term Incentive Plan (granted under the Stock Incentive Plan)

162(m) = Executive 162(m) Bonus Plan

(1)

Amounts represent the range of annual cash incentive awards the NEO was potentially entitled to receive based on the achievement of his performance goals during fiscal 2011 under the 162(m) Plan for David R. Jaffe and Mr. Rayden, and under the IC Plan for Mr. Correia and Mr. Wexler. See “Incentive Bonus Plan” under the “Compensation Discussion and Analysis” above for more information regarding the bonus targets under the 162(m) Plan and the IC Plan.

(2)

Amounts represent the range of shares of restricted stock that each eligible NEO may potentially be granted based on the achievement of his or her performance goals established for the three-year fiscal 2011, 2012 and 2013 cycle under the 2013 LTIP. Shares are not actually granted under the 2013 LTIP until the Compensation Committee has certified the level of achievement for each performance metric under the 2013 LTIP and has determined the number of shares that each participant has earned, which will occur after the Company files its Annual Report on Form 10-K for fiscal 2013, such date the “grant date”. The Threshold amount represents the minimum number of shares that could be awarded if all goals are achieved at the threshold level, the Target amount represents the number of shares that could be awarded if 100% of the goals are achieved, and the Maximum amount represents the maximum number of shares that could be awarded under the 2013 LTIP.

Any shares of restricted stock that may potentially be awarded under the 2013 LTIP will vest on the 30th day following the grant date, which vesting date may be accelerated following the grant date upon the NEO’s termination due to death or disability, upon a change in control, or upon achievement of the “Total Years Test.” Prior to vesting, holders of restricted stock have the right to vote the shares.

Shares of restricted stock granted based on the achievement of the financial goals under the 2011 LTIP are not reflected in this table as the grant date occurred after the end of fiscal 2011. Potential awards under the 2014 LTIP are not reflected in this table as the potential awards were approved by the Compensation Committee after the end of fiscal 2011. Because the Company did not achieve its financial goal under the 2010 LTIP, no awards of restricted stock were made under the 2010 LTIP.

(3)

Represents a stock option award made pursuant to the Company’s annual stock option grant, as described above in the Compensation Discussion and Analysis under “Non-Qualified Stock Options and Restricted Stock and RSUs under the Stock Incentive Plan.”

(4)

Represents a stock option to purchase 10,000 shares of our common stock awarded to Elliot S. Jaffe in connection with his service as a director, as described above under “Questions and Answers About Our Board and Corporate Governance Matters—How are directors compensated?”

Equity incentives granted to our executives have historically been limited to stock options and restricted stock. Our executives do not participate in any other long- or short-term equity incentive plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

The following table provides information relating to outstanding equity awards held by the NEOs at July 30, 2011.

Name	Plan*		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David R. Jaffe	NQ	(3)	300,000	0	7.56	6/4/2012	—	—	—	—
	NQ	(3)	300,000	0	6.76	12/9/2012	—	—	—	—
	NQ	(3)	300,000	0	11.84	10/12/2015	—	—	—	—
	NQ	(4)	100,000	150,000	14.99	9/18/2018	—	—	—	—
	NQ	(5)	20,000	60,000	17.67	9/24/2019	—	—	—	—
	NQ	(6)	37,500	112,500	30.00	12/9/2019	—	—	—	—
	NQ	(7)	0	80,000	23.39	9/23/2020	—	—	—	—
	NQ	(7)	0	75,000	30.00	9/23/2020	—	—	—	—
	NQ	(8)	0	44,322	31.09	3/9/2021	—	—	—	—
	RS	(9)	—	—	—	—	12,500	404,000	—	—
	11LTIP	(10)	—	—	—	—	—	—	23,079	745,913
	12LTIP	(11)	—	—	—	—	—	—	31,353	1,013,329
	13LTIP	(12)	—	—	—	—	—	—	19,657	635,314
Elliot S. Jaffe	NQ	(3)	240,000	0	11.84	10/12/2015	—	—	—	—
	NQ	(3)	10,000	0	14.06	11/28/2017	—	—	—	—
	NQ	(4)	2,000	3,000	14.99	9/18/2018	—	—	—	—
	NQ	(5)	1,250	3,750	17.67	9/24/2019	—	—	—	—
	NQ	(7)	0	10,000	23.39	9/23/2020	—	—	—	—
Michael W. Rayden	NQ	(6)	20,000	60,000	20.79	12/9/2019	—	—	—	—
	NQ	(7)	0	80,000	23.39	9/23/2020	—	—	—	—
	12LTIP	(11)	—	—	—	—	—	—	21,459	693,555
	13LTIP	(12)	—	—	—	—	—	—	25,312	818,084
Armand Correia	NQ	(3)	33,000	0	11.84	10/12/2015	—	—	—	—
	NQ	(4)	24,000	36,000	14.99	9/18/2018	—	—	—	—
	NQ	(5)	5,000	15,000	17.67	9/24/2019	—	—	—	—
	NQ	(7)	0	25,000	23.39	9/23/2020	—	—	—	—
	RS	(14)	—	—	—	—	1,000	32,320	—	—
	11LTIP	(10)	—	—	—	—	—	—	6,463	208,884
	12LTIP	(11)	—	—	—	—	—	—	9,703	313,601
	13LTIP	(12)	—	—	—	—	—	—	6,403	206,945
Gene Wexler	NQ	(13)	3,200	800	23.30	11/29/2016	—	—	—	—
	NQ	(4)	20,000	30,000	14.99	9/18/2018	—	—	—	—
	NQ	(5)	5,000	15,000	17.67	9/24/2019	—	—	—	—
	NQ	(7)	0	20,000	23.39	9/23/2020	—	—	—	—
	RS	(9)	—	—	—	—	5,000	161,600	—	—
	11LTIP	(10)	—	—	—	—	—	—	4,090	132,189
	12LTIP	(11)	—	—	—	—	—	—	6,733	217,611
	13LTIP	(12)	—	—	—	—	—	—	4,460	144,147

(Footnotes relating to the “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011” table on the preceding page.)

*	Plan/Type of Award:

NQ = Non-qualified stock option

RS = Restricted Stock

11LTIP= 2011 Long-Term Incentive Plan

12LTIP= 2012 Long-Term Incentive Plan

13LTIP= 2013 Long-Term Incentive Plan

(1)	The amounts in this column equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($32.32) on July 29, 2011.

(2)

The amounts in this column equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($32.32) on July 29, 2011. The amounts assume that all goals under the Long-Term Incentive Plan will be achieved at the threshold level. The amounts indicated are not necessarily indicative of the amounts that may be realized by our NEOs.

(3)	This award is fully vested.

(4)	20% of the options relating to this award vested on September 18, 2011 and the remaining unexercisable options relating to this award vest equally over the next two years on each September 18th.

(5)	25% of the options relating to this award vested on September 24, 2011 and the remaining unexercisable options relating to this award vest equally over the next two years on each September 24th.

(6)	The unexercisable options relating to this award vest equally over the next three years on each December 9th.

(7)	25% of the options relating to this award vested on September 23, 2011 and the remaining unexercisable options relating to this award vest equally over the next three years on each September 23rd.

(8)	100% of the options relating to this award will vest on March 9, 2012.

(9)	The unvested shares of restricted stock will vest on December 9, 2011.

(10)

This award relates to the 2011 LTIP provided we meet the minimum performance target necessary to achieve the minimum (threshold) payouts of restricted stock as defined in the 2011 LTIP. The actual number of shares of restricted stock granted in fiscal 2012 to the NEOs under the 2011 LTIP, which will vest in three equal installments on July 23, 2012, July 23, 2013 and July 23, 2014, were as follows: Mr. David R. Jaffe—23,079; Mr. Correia—6,463; and Mr. Wexler—4,090.

(11)

This award relates to the 2012 LTIP for which the performance period will end on July 28, 2012, provided we meet the minimum performance target necessary to achieve the minimum (threshold) payouts of restricted stock as defined in the 2012 LTIP.

(12)

This award relates to the 2013 LTIP for which the performance period will end on July 27, 2013, provided we meet the minimum performance target necessary to achieve the minimum (threshold) payouts of restricted stock as defined in the 2013 LTIP.

(13)	The unexercisable options relating to this award will vest on November 29, 2011.

(14)	The unvested shares of restricted stock will vest on November 29, 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

The following table shows information about stock options exercised by our NEOs and stock awards held by our NEOs that vested during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David R. Jaffe	—	—	13,300	341,304
Elliot S. Jaffe	—	—	—	—
Michael W. Rayden	—	—	—	—
Armand Correia	111,000	2,052,580	1,000	24,380
Gene Wexler	16,000	235,522	7,000	179,160

(1)

The value realized upon the exercise of the stock options reflects the number of options multiplied by the difference between the closing stock price of our common stock on the date of the exercise and exercise price of the options.

(2)	The value realized upon vesting of the stock awards is based on the closing stock price of our common stock on the date the awards vested.

PENSION BENEFITS

Other than the supplemental retirement benefit agreements for Elliot S. Jaffe and Mrs. Roslyn Jaffe (see “Retirement Agreements” below) we do not maintain any defined benefit pension plans for our officers or directors.

EMPLOYMENT AGREEMENTS AND EMPLOYMENT LETTERS

We have entered into “employment agreements” with Elliot S. Jaffe, David R. Jaffe and Michael W. Rayden. We have entered into “employment letters” with Armand Correia and Gene Wexler. An “employment agreement” provides an executive with a time period (or “term”) during which he will be employed by the Company. An “employment letter” does not have a term of employment. Rather, the letter sets forth the minimum compensation and benefits that the executive will receive during his employment. An executive with an employment letter is an “employee at will” (i.e., the Company may terminate such executive at any time with or without cause, subject to any applicable severance provisions, including the Executive Severance Plan).

The Compensation Committee believes that these employment agreements and employment letters are important to our executives and to the Company. Each executive benefits from clarity of the terms of his or her employment. The Company enhances its ability to retain the services of its executives. The Compensation Committee periodically reviews the terms of the employment agreements and employment letters and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment agreements and employment letters are discussed below.

David R. Jaffe

David R. Jaffe is employed by the Company pursuant to an employment agreement, dated May 2, 2002. Pursuant to an Amendment to Mr. Jaffe’s employment agreement approved by the Compensation Committee in fiscal 2012, effective as of September 21, 2011, the automatic annual renewal of his employment agreement for additional one-year terms (which was previously contained in his employment agreement) was replaced with a fixed three-year term ending on September 21, 2014.

The agreement provides for an annual salary of $650,000 per year or such higher salary as the Compensation Committee may set from time to time ($980,000 for fiscal 2011). The agreement entitles Mr. Jaffe to participate in all of the Company’s retirement, insurance, bonus, incentive and other benefit plans, including the 162(m) Plan and the Stock Incentive Plan. It also provides for certain perquisites, however, in fiscal 2010 he agreed to an increase in base salary in lieu of such perquisites. Mr. Jaffe may terminate his employment under his agreement following a Change in Control (as defined below). In such event, he would be entitled to an amount equal to two years’ salary paid in installments for a period equal to the period remaining in his employment term, but not less than one year (such period, the “Remaining Term”). Mr. Jaffe may also terminate his employment under his agreement prior to a change in control for “Good Reason” (as defined below) after providing at least 60 days prior written notice of termination. If Mr. Jaffe terminates his employment for Good Reason or the Company terminates his employment without “Cause” (as defined below), he would be entitled to continued payment of his salary for a period equal to the Remaining Term. The agreement further provides for continued salary and continued health and medical coverage for the Remaining Term, or, in the event of death, one year, following termination of employment by reason of death or “Total Disability” (as defined below). Severance amounts payable under the agreement, except for amounts payable upon Mr. Jaffe’s death, will be subject to a possible six- month delay pursuant to Section 409A. The agreement also contains non-competition and non-solicitation restrictions effective during the employment term and for one year thereafter as well as a perpetual non-disparagement restriction. For further information regarding Mr. Jaffe’s employment agreement and the payments to which he may be entitled thereunder, see below under “Potential Payments Upon Termination or Change in Control—David R. Jaffe.”

“Cause” is generally defined in Mr. Jaffe’s employment agreement to include conviction of a crime, intentional and willful failure to satisfactorily perform employment duties reasonably requested by our Board, fraud or embezzlement, gross misconduct or gross negligence that has a substantial adverse effect on the Company or its affiliates, an intentional and willful act or omission which is materially detrimental to our business or reputation, or Mr. Jaffe’s willful breach of the covenants set forth in his employment agreement (which include covenants not to compete, not to solicit our employees and not to disparage the Company).

“Good Reason” is generally defined in Mr. Jaffe’s employment agreement as the occurrence, without Mr. Jaffe’s consent, of any of the following: a material demotion in his position, job duties or responsibilities, our failure to pay him his compensation or benefits, the relocation of Mr. Jaffe’s principal place of work at least 35 miles from its current location, any material breach of any of our obligations under his agreement, or a “Change in Control” following which Mr. Jaffe provided a notice of termination.

“Change in Control” is generally defined in Mr. Jaffe’s employment agreement as: (a) any “person” (as defined in the Exchange Act) becoming the beneficial owner of 30% or more of the outstanding common stock of the Company (excluding affiliates of the Company); (b) a change of a majority of the Board after May 2, 2002 (the “Incumbent Directors”), unless the election of a new director was supported by two-thirds of the Incumbent Directors (which includes any new director whose election was supported by two-thirds of the Incumbent Directors); (c) the Company adopts a plan of liquidation of all or substantially all of its assets; (d) the Company disposes of all or substantially all of the assets or business of the Company pursuant to a merger, consolidation or other transaction; or (e) the Company combines with another company and is the surviving corporation, but, immediately after the combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company.

“Total Disability” is generally defined in Mr. Jaffe’s employment agreement as Mr. Jaffe being physically or mentally incapacitated such that Mr. Jaffe is incapable of performing his material duties under the employment agreement for a period of ninety (90) consecutive days or 120 non-consecutive days in any 12 month period. Receipt of disability under the Company’s long-term disability plan or receipt of Social Security disability benefits is conclusive evidence of Total Disability, or in the absence of such a Company plan, a determination of Total Disability by an impartial physician.

Elliot S. Jaffe

Elliot S. Jaffe, in accordance with the terms of an employment agreement, dated May 2, 2002, gave notice of his election to terminate his term as Executive Chairman of the Board effective on July 30, 2006. In an amendment effective July 30, 2006, the terms of the 2002 agreement were amended to provide that Mr. Jaffe will continue to be employed by the Company initially as Chairman of the Board at a reduced salary of $350,000 per year (subject to cost of living increases). The Company may terminate Mr. Jaffe’s employment on at least 90 days’ advance notice at any time after July 30, 2016. The 2006 amendment eliminated a number of Mr. Jaffe’s personal benefits, including his eligibility for a bonus and any change-of-control payment. Under the 2006 amendment, commencing on July 30, 2006, Mr. Jaffe also became eligible to receive a supplemental retirement benefit of $150,000 per year for life, subject to an annual cost-of-living increase, as well as health insurance coverage for life similar to the Company’s current health plan. Mr. Jaffe is obligated to provide no more than 24 days per fiscal year of advisory and consultative services to the Company and is subject to non-competition restrictions following his termination of employment. Mr. Jaffe, while he continues to serve as Chairman of the Board, will be entitled to an office and secretarial assistance. All other terms, conditions and covenants of the 2002 agreement remain in full force and effect, including a lump sum payment equal to one-year’s salary based on the salary rate last in effect prior to his termination of employment by reason of death.

Michael W. Rayden

Michael W. Rayden is employed as CEO of Justice pursuant to an amended and restated employment agreement entered into with Justice on April 23, 2010, which agreement preserves Mr. Rayden’s rights and entitlements under the Prior Agreements (as defined below), makes certain changes to the terms of Mr. Rayden’s employment with Justice that are designed, among other things, to incentivize and retain Mr. Rayden, and sets forth Mr. Rayden’s entitlements in a single document. “Prior Agreements” means the employment agreement between Mr. Rayden and Justice, effective as of December 3, 2008, the executive agreement between Mr. Rayden and Justice, effective as of December 3, 2008, and the letter agreement between Mr. Rayden and the Company dated June 24, 2009, all of which have been superseded and replaced in their entirety by the current agreement.

The agreement expires on December 3, 2013, with successive one year extensions unless Justice or Mr. Rayden gives 15-month advance notice. The Company is a party to the agreement solely with respect to certain provisions, including provisions involving equity compensation, long term incentive bonuses and performance bonuses.

The agreement preserves Mr. Rayden’s current annual salary of $1,050,000 per year, which may be increased by the Compensation Committee, and provides for an annual bonus under the Company’s annual incentive bonus program, which target payout will not be less than 120% of his then current base salary. In addition, effective January 24, 2010, Mr. Rayden is eligible to participate in the Company’s LTIPs, with a target award equal to 120% of base salary.

The agreement provides that Mr. Rayden is eligible to receive equity compensation as determined by the Compensation Committee, in its sole discretion, including an annual equity award in the form determined by the Compensation Committee which will have the same value as any annual equity award made in the normal course to the Company’s Chief Executive Officer. In addition, Mr. Rayden is entitled to accelerated vesting of his restricted stock and RSUs and continued vesting of his options upon termination of employment pursuant to his satisfaction of the Total Years Test.

Mr. Rayden is eligible to receive a long term performance-based bonus under the Justice EBITDA Bonus, as described under “Justice EBITDA Bonus for Mr. Rayden” on page 30 of this proxy statement.

Consistent with the Prior Agreements, upon any termination of Mr. Rayden’s employment, other than a termination by Justice for Cause, Mr. Rayden is entitled to a lump sum payment in the amount of $9,106,365 (the “Severance Payment”), subject to his execution of a release. The Severance Payment reflects the value of the cash severance amounts and other termination benefits payable to Mr. Rayden under the Prior Agreements, and will, upon Mr. Rayden’s qualifying termination, be held in a rabbi trust until the six month anniversary of Mr. Rayden’s termination date, or if earlier, his death (at which time Mr. Rayden will be entitled to receive the amount held in trust, any earnings thereon, and the difference between such earnings and $400,000). Upon Mr. Rayden’s termination of employment for any reason, including as a result of non-renewal, Mr. Rayden is subject to certain restrictive covenants, including two-year non-competition and non-solicitation restrictive covenants.

Consistent with the Prior Agreements, Mr. Rayden will be entitled to participate in benefit plans, practices and programs maintained by Justice and made available to similarly situated executives generally from time to time. In addition, for the duration of the term of the Employment Agreement, the agreement provides that Mr. Rayden will continue to be entitled to limited use of Justice’s aircraft, subject to the terms and conditions described above under “Executive Perquisites” on page 30 of this proxy statement. Justice will maintain $5,000,000 term life insurance coverage payable to Mr. Rayden’s designated beneficiary. Mr. Rayden is entitled to a golden parachute (280G) excise tax gross-up and a Code Section 409A tax gross-up, both of which are preserved benefits from the agreements governing Mr. Rayden’s employment with Justice prior to its acquisition by the Company.

“Cause” is generally defined under Mr. Rayden’s employment agreement as Mr. Rayden having (1) pled “guilty” or “no contest” to or been convicted of a felony act, (2) committed intentional gross misconduct, fraud or gross negligence in connection with his duties that is determined to be materially harmful to Justice, or (3) committed a material breach of the agreement that is materially and demonstrably injurious to Justice.

Employment Letters

We have entered into employment letters with each of Messrs. Correia and Wexler. A description of such letters follows:

Armand Correia

Mr. Correia’s employment letter was entered into in 1991. His employment can be terminated at any time by either the Company or Mr. Correia. Mr. Correia is entitled to a base salary of at least $150,000 per year ($407,000 for fiscal 2011), subject to possible increase based on annual performance reviews, as well as standard executive benefits, including participation in our bonus, option, life insurance, medical and dental, and short-term and long-term disability plans. As discussed below under “Potential Payments Upon Termination or Change in Control”, Mr. Correia’s unvested stock options would automatically become fully exercisable in the event of a “change of control” (as defined in his employment letter). As discussed below under “Executive Severance Plan,” Mr. Correia is entitled to severance and other benefits upon certain terminations of employment.

Gene Wexler

Mr. Wexler’s employment letter was entered into in 2005. He is entitled to a base salary of at least $250,000 per year ($370,000 for fiscal 2011), subject to possible increase based on annual performance reviews, as well as standard executive benefits, including participation in our bonus, option, life insurance, medical and dental, and short-term and long-term disability plans. As discussed below under “Executive Severance Plan,” Mr. Wexler is entitled to severance and other benefits upon certain terminations of employment. Mr. Wexler’s entitlement under the Executive Severance Plan replaces and supersedes in its entirety the severance benefits set forth under his employment letter.

Retirement Agreements

Elliot S. Jaffe

Commencing July 30, 2006, Elliot S. Jaffe became eligible to receive a supplemental retirement benefit of $150,000 per year for life, subject to an annual cost-of-living increase.

Mrs. Roslyn S. Jaffe

We also entered into a retirement agreement with Mrs. Jaffe. The agreement provides Mrs. Jaffe, in view of her role as co-founder of the Company and her 44 years of service to the Company at the time of her retirement, with a supplemental retirement benefit, commencing July 30, 2006, of $50,000 per year for life, subject to an annual cost-of-living increase.

EXECUTIVE SEVERANCE PLAN

We maintain the Executive Severance Plan in order to provide severance benefits to certain selected executive-level employees, including NEOs Messrs. Correia and Wexler. The following summary describes the key provisions of the Severance Plan as they apply to Messrs. Correia and Wexler.

The Severance Plan provides that in the event of a termination of employment by the Company without “Cause” (as defined below), other than a termination that constitutes a termination in connection with a Change in Control (as defined below), Messrs. Correia and Wexler will be eligible for the following:

•	Salary continuation as follows: 12 months for Mr. Correia, and three weeks per anniversary year, subject to a minimum of six months and a maximum of 12 months for Mr. Wexler;

•	a pro rata portion of his semi-annual bonus based on actual results; and

•	continued health coverage at the active employee rate for a period of up to 12 months for Mr. Correia, and the salary continuation period for Mr. Wexler.

In lieu of the severance benefits described above, if Mr. Correia or Wexler is terminated without Cause or terminates employment for “Good Reason” (as defined below) during (1) the 90 day period prior to a change in control (such termination, a “Pre-CIC Termination”), or (2) the period commencing on a change in control and ending 12 months later (such termination, a “Post-CIC Termination”), such NEO will be eligible for the following upon the change in control (in the case of a Pre-CIC Termination), or upon the termination date (in the case of a Post-CIC Termination):

•	a lump sum equal to the sum of annual base salary (including value of car allowance, if any) plus target bonus (multiplied, solely with respect to Mr. Correia, by 1.5);

•	continued health coverage at the active employee rate for a period of up to 18 months for Mr. Correia and 12 months for Mr. Wexler; and

•

in the case of a Post-CIC Termination, full vesting of any unvested equity awards (in the case of a Pre-CIC Termination, a cash equivalent payment equal to the fair market value of the unvested equity awards that were forfeited upon the NEO’s termination).

The period commencing 90 day period prior to a change in control and ending on the 12 month anniversary of a change in control is referred to as the “CIC Protection Period.”

The severance benefits payable under the Severance Plan are subject to: (1) the six month delay under Section 409A of the Code; (2) the execution and non-revocation of a general release of claims in favor of the Company within a specified time period; (3) the NEO’s compliance with certain non- competition and non-solicitation restrictive covenants; and (4) reduction to avoid any excise tax on “parachute payments” if the NEO would benefit from such reduction as compared to paying the excise tax. Any benefits payable under the Severance Plan to Mr. Correia or Mr. Wexler supersede and are in lieu of any severance benefits and/or payments provided under any other agreements, arrangements or severance plans by and between such NEO and the Company.

“Cause” as defined in the Severance Plan generally means: (1) conviction of a crime (including conviction on a nolo contendere plea) involving the commission of a felony or of a criminal act involving fraud, dishonesty, or moral turpitude; (2) material failure to satisfactorily perform employment duties; (3) fraud or embezzlement; (4) gross misconduct or gross negligence that has a substantial adverse effect on the Company or an affiliate; or (5) intentional and willful act or omission that is materially detrimental to the business or reputation of the Company or an affiliate.

“Change in Control” as defined in the Severance Plan generally means: (1) any person becomes a beneficial owner during the twelve (12) month period ending on the date of the most recent acquisition by such person of 30% or more of the total voting power of the outstanding stock of the Company, excluding affiliates of the Company; (2) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director other than a director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (3) all or substantially all the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction; or (4) the Company combines with another company and is the surviving corporation, but, immediately after the combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company.

“Good Reason” as defined in the Severance Plan generally means: (1) any material diminution of the responsibilities, duties or authority; (2) any reduction in base salary and/or benefits, other than a reduction that is uniformly applied to similar situated employees; (3) relocation of the employee’s principal place of work outside of a thirty (30) mile radius of the then current location; or (4) the failure of any successor to the Company to assume the Plan.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2011

After satisfying a waiting period, our NEOs are eligible for participation in our Executive Retirement Plan, which is an unfunded, unsecured nonqualified defined contribution plan. The Executive Retirement Plan allows our executives to defer a maximum of 95% of their base salary and any bonuses paid or other performance-based cash compensation awarded. Elections to participate in the Executive Retirement Plan are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We make Company contributions to the Executive Retirement Plan in an amount determined by us for each plan year. For fiscal 2011, our NEOs who were eligible for participation received a Company matching contribution of 100% on the first 5% of base salary and bonus deferred. Employees are immediately vested in deferrals of their own compensation. Company matching contributions vest in 25% increments after 2 years, 3 years, 4 years and 5 years of service with the Company.

The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, Company matching contributions, plus earnings (or minus losses). We do not deposit any amounts into any trust or other account for the benefit of plan participants. In accordance with tax requirements, the assets of the Executive Retirement Plan are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive. Investment option transfers may be made daily. There are 27 investment options available to plan participants, including fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments. Interest and gains or losses on each deemed investment are credited or debited to each participant’s account on a monthly basis based on the actual performance of the funds in which the participant is deemed invested.

Deferred account balances are distributed to the plan participants in accordance with elections made by the executive at the time the deferral is made, subject to Section 409A of the Code. A participant may elect to receive distributions, either in a lump sum or in installments, upon his or her termination of employment with the Company, disability, death, an unforeseeable emergency or a change of control, each of the last two events as defined in Section 409A of the Code. A participant may also elect to receive distributions while still employed by the Company if he or she elects to have in- service or education distributions, made at a date specified by the participant.

The following table shows the executive and Company contributions, earnings and account balances for the NEOs.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate (Loss) Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
David R. Jaffe	889,119	89,491	1,169,556	—	7,979,153
Elliot S. Jaffe	29,397	18,723	161,655	—	2,101,505
Michael W. Rayden	178,500	178,500	22,813	—	442,323
Armand Correia	665,972	41,311	163,245	—	5,691,525
Gene Wexler	33,415	33,415	5,044	—	196,778

(1)

All executive contributions represent amounts deferred by each NEO under the Executive Retirement Plan and are included as compensation in the Summary Compensation Table under “Salary”, “Bonus” and “Non-Equity Incentive Plan Compensation.”

(2)	All registrant contributions are reported under “All Other Compensation” in the Summary Compensation Table.

(3)

These amounts are not reported in the Summary Compensation Table as the earnings included in this column are based on the investment options selected by the NEO, none of which provide interest above the market rate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below describe and estimate additional compensation and benefits that our NEOs would become entitled to pursuant to their employment agreements, employment letters and other arrangements between us and them upon a termination of their employment in certain circumstances or in the event of a change in control, in each case assuming such event had occurred on July 30, 2011. Where applicable, the amounts payable assume a $32.32 fair value of our Common Stock (the closing price on July 29, 2011). We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances. The table excludes (i) compensation amounts accrued through July 30, 2011 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our retirement plans that are generally available to all of our salaried employees. In addition, where applicable, the amounts reflected for bonuses reflect the actual amounts paid to the NEO for fiscal 2011, since the hypothetical termination or Change in Control date is the last day of the fiscal year for which the bonus is to be determined.

In addition to these payments, participants in our Executive Retirement Plan, including the NEOs, may elect to receive distributions, either in a lump sum or in installments, upon his or her termination of employment with the Company, disability, death, or following a change in control (subject to Section 409A of the Code). Each NEO’s account balance under the Executive Retirement Plan as of the end of fiscal 2011 is set forth under the “Aggregate Balance at Last Fiscal Year End” column of the Nonqualified Deferred Compensation Table above.

Payments and Benefits for Mr. David R. Jaffe

	Base Salary ($)		Health Benefits ($)		Acceleration of Equity Awards(4) ($)	Total ($)
Termination Without Cause or for Good Reason Prior to a Change in Control	980,000	(1)	0		5,832,329	6,812,329
Voluntary Termination Upon or Following a Change in Control	1,960,000	(2)	0		5,832,329	7,792,329
Change in Control—No Termination	0		0		5,832,329	5,832,329
Death or Total Disability	980,000	(1)	16,766	(3)	5,832,329	6,829,095
Termination For Cause or without Good Reason Prior to a Change in Control	0		0		0	0

(1)	Represents an amount equal to his base salary.

(2)	Represents an amount equal to 2 times his base salary.

(3)	Represents our payment for the cost of continuation health coverage for 12 months following his termination.

(4)

Represent the fair market value of our Common Stock on July 30, 2011, less the exercise price, if applicable, multiplied by the number of shares of our Common Stock underlying all equity awards held by him on such date that would have become vested and exercisable or for which the restrictions thereon would have lapsed had such event occurred on such date.

Payments and Benefits for Mr. Elliot S. Jaffe

	Base Salary ($)		Acceleration of Equity Awards(2) ($)	Total ($)
Termination Without Cause or for Good Reason	0		196,228	196,228
Termination For Cause or without Good Reason	0		196,228	196,228
Change in Control—No Termination	0		196,228	196,228
Death	382,800	(1)	196,228	579,028
Disability	0		196,228	196,228

(1)	Represents an amount equal to his base salary.

(2)

Represent the fair market value of our Common Stock on July 30, 2011, less the exercise price, if applicable, multiplied by the number of shares of our Common Stock underlying all equity awards held by him on such date that would have become vested and exercisable or for which the restrictions thereon would have lapsed had such event occurred on such date.

Payments and Benefits for Mr. Rayden

	Lump Sum Payment ($)		Termination EBITDA Bonus ($)		Acceleration of Equity Awards(3) ($)	Total ($)
Termination Without Cause or Voluntary Termination	9,106,365	(1)	8,823,000	(2)	1,406,200	19,335,565
Termination For Cause	0		0		0	0
Change in Control—No Termination	0		0		1,406,200	1,406,200
Death or Disability	9,106,365	(1)	8,823,000	(2)	1,406,200	19,335,565

(1)

Represents a one time lump sum severance payment that will be deposited in a rabbi trust and will be paid to Mr. Rayden, plus any accrued earnings attributable to investments while held in the rabbi trust, plus an amount equal to the difference between any such earnings and $400,000.

(2)	Represents an accelerated payment of Justice EBITDA Bonus based on results through the termination date.

(3)

Represent the fair market value of our Common Stock on July 30, 2011, less the exercise price, if applicable, multiplied by the number of shares of our Common Stock underlying all equity awards held by him on such date that would have become vested and exercisable or for which the restrictions thereon would have lapsed had such event occurred on such date.

Mr. Rayden is also entitled to receive a golden parachute (Code Section 280G) excise tax gross-up and a Code Section 409A tax gross-up as a result of the preservation of his previous entitlements under his prior arrangements with Justice. Based on the Company’s estimates, however, he would not have been subject to an excise tax payment under Code Section 280G or an additional tax under Code Section 409A in the event of a change in control or termination of employment occurring on July 30, 2011.

Payments and Benefits for Mr. Correia

	Base Salary ($)		Bonus ($)		Health Benefits ($)		Acceleration of Equity Awards(6) ($)	Total ($)
Termination Without Cause prior to a CIC Protection Period	425,200	(1)	252,733	(3)	11,325	(4)	1,284,694	1,973,952
Voluntary Termination prior to a CIC Protection Period or Voluntary Termination without Good Reason during a CIC Protection Period	0		0		0		0	0
Termination Without Cause or for Good Reason during a CIC Protection Period	1,116,150	(2)	0		16,987	(5)	1,284,694	2,258,381
Change in Control—No Termination	0		0		0		1,284,694	1,284,694
Death or Disability	0		0		0		1,284,694	1,284,694
Termination For Cause	0		0		0		0	0

(1)	Represents an amount equal to his base salary (plus value of car allowance).

(2)	Represents an amount equal to 1.5 times the sum of his base salary (plus value of car allowance) plus his fiscal 2011 target bonus.

(3)	Represents the amount of his semi-annual bonus for the fiscal 2011 spring season.

(4)	Represents our payment for the cost of continuation health coverage for 12 months following his termination.

(5)	Represents our payment for the cost of continuation health coverage for 18 months following his termination.

(6)

Represent the fair market value of our Common Stock on July 30, 2011, less the exercise price, if applicable, multiplied by the number of shares of our Common Stock underlying all equity awards held by him on such date that would have become vested and exercisable or for which the restrictions thereon would have lapsed had such event occurred on such date.

Payments and Benefits for Mr. Wexler

	Base Salary ($)		Bonus ($)		Health Benefits ($)		Acceleration of Equity Awards(6) ($)	Total ($)
Termination Without Cause prior to a CIC Protection Period	185,000	(1)	162,387	(3)	8,383	(4)	1,219,255	1,575,025
Voluntary Termination prior to a CIC Protection Period or Voluntary Termination without Good Reason during a CIC Protection Period	0		0		0		0	0
Termination Without Cause or for Good Reason during a CIC Protection Period	592,000	(2)	0		16,766	(5)	1,219,255	1,828,021
Change in Control—No Termination	0		0		0		1,219,255	1,219,255
Death or Disability	0		0		0		1,219,255	1,219,255
Termination For Cause	0		0		0		0	0

(1)	Represents an amount equal to 6 months of his base salary.

(2)	Represents an amount equal to his base salary plus his fiscal 2011 target bonus.

(3)	Represents the amount of his semi-annual bonus for the fiscal 2011 spring season.

(4)	Represents our payment for the cost of continuation health coverage for 6 months following his termination.

(5)	Represents our payment for the cost of continuation health coverage for 12 months following his termination.

(6)

Represent the fair market value of our Common Stock on July 30, 2011, less the exercise price, if applicable, multiplied by the number of shares of our Common Stock underlying all equity awards held by him on such date that would have become vested and exercisable or for which the restrictions thereon would have lapsed had such event occurred on such date.

Acceleration of Equity Awards

As discussed in the Compensation Discussion and Analysis under the headings “Non-Qualified Stock Options and restricted stock and RSUs under the Stock Incentive Plan” and “Long-Term Incentive Plans”, eligible employees, including our NEOs, may be awarded non-qualified stock options, shares of restricted stock or RSUs that vest over a specified period of years that vary based on the type and timing of the award (unless, in the case of restricted stock and RSUs, the shares are subject to immediate vesting because the recipient satisfies the “Total Years Test”). Prior to its amendment and restatement effective December 17, 2010, the Stock Incentive Plan and relevant award agreements, however, provided for the accelerated vesting of certain equity awards following a change in control of the Company or upon certain termination events, as described below. To reflect corporate governance best practices, the provisions relating to a change in control of the Company were modified pursuant to the amendment and restatement of the Stock Incentive Plan for awards granted on or after the December 17, 2010, as set forth below.

Change in Control Provisions under the Stock Incentive Plan

Effective with respect to grants made under the Stock Incentive Plan on or after December 17, 2010, unless otherwise determined at grant, such awards will not vest upon a change in control (i.e., a “single trigger”), but will vest upon an involuntary termination without cause that occurs within 2 years following a change in control (i.e., upon a “double trigger”); awards granted under the Stock Incentive Plan prior to December 17, 2010 vest upon a single trigger.

“Change in Control” is defined in the Stock Incentive Plan as:

•	any person or group acquires 30% or more of the Company’s voting securities;

•

a change in a majority of the members of the Board over any two-year (or, for any payment pursuant to an award that is triggered upon a change in control and that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (such an award, a “409A Award”), one- year) period unless the new directors’ election to the Board was approved by at least two-thirds (or, for any payment pursuant to a 409A Award, a majority) of the existing directors (referred to as a “change in Board composition”);

•

a merger of the Company, unless the voting securities of the Company outstanding immediately prior to the merger continue to represent more than 50% of the voting securities of the Company or surviving entity outstanding immediately after such merger;

•	approval by the stockholders of a plan of liquidation of the Company (this will not apply with respect to any payment pursuant to a 409A Award); or

•

a sale of all or substantially all of the Company’s assets other than a sale to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale (or, for awards granted prior to March 3, 2010, approval by the stockholders of such a sale) (referred to as an “asset sale”).

For awards granted under the Stock Incentive Plan prior to December 17, 2010, “Change in Control” also includes the following events:

•	none of Messrs. Elliot S. Jaffe or David R. Jaffe, Ms. Roslyn Jaffe, or any of their direct lineal descendants (referred to as the “Jaffe family”), is a member of the Board; or

•	the Jaffe family owns less than 5% of the voting securities of the Company.

Special Provisions Related to Option Awards Granted Prior to December 17, 2010

If, prior to the occurrence of a change in control, the Compensation Committee reasonably determines in good faith that the stock options will be honored or assumed, or new rights substituted, then stock options granted under the Stock Incentive Plan prior to December 17, 2010 generally will not be subject to accelerated vesting upon a change in control.

If the stock options granted under the Stock Incentive Plan are accelerated upon a change in control, the Compensation Committee, in its sole discretion, may authorize the Company or its affiliates to purchase any such accelerated options by paying the option holder the difference between the exercise price of his or her option and the higher of: (i) the highest price paid for a share of common stock in any transaction related to the change in control, or (ii) the highest fair market value per share of common stock at any time during the 60 day period preceding the change in control.

Special Provisions Related to Restricted Stock and RSUs Awards

Restricted stock awards granted under any completed LTIP cycle would immediately vest in the event that a change in control occurs or the recipient’s employment is terminated due to death or disability. With respect to annual or special awards of restricted stock and RSUs (i.e., an award that was not made in connection with the Company’s LTIPs), unless otherwise determined by the Compensation Committee at the time of grant, any portion of such award of restricted stock and RSUs that had not yet vested would vest immediately upon the occurrence of a change in control. In addition, unless otherwise determined by the Compensation Committee at the time of grant, any portion of such award of RSUs that had not yet vested would vest immediately upon the occurrence of the recipient’s death, disability, or termination on or after achievement of the Total Years Test or a change in control; except that, if a recipient makes a deferral election with respect to an RSU award, the foregoing accelerated vesting provisions will not apply to such award if the recipient’s termination occurs on or before the 13th month following the grant date due to achievement of the Total Years Test.

PROPOSAL TWO

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Summary of the Advisory Resolution

The Company seeks your advisory vote on our executive compensation programs pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related SEC rules promulgated thereunder) (commonly referred to as “Say-on-Pay”). The Company asks that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement on pages 16-50. While this advisory vote is not binding on the Board, the Compensation Committee or the Company, we will carefully consider the stockholder vote when making future compensation decisions for our NEOs.

Our current executive team has successfully managed our Company through the recent dramatic economic downturn. For fiscal 2011:

•	Earnings per diluted share increased 22% to $2.11 per diluted share for fiscal 2011 from $1.73 per diluted share for fiscal year 2010.

•	Net sales for the fifty-two week fiscal 2011 increased 23% to a record $2.91 billion compared to $2.37 billion for the prior fifty-three week fiscal year 2010.

•	Consolidated comparable store sales increased 6% for fiscal 2011.

•	The Company has a strong balance sheet, with over $436 million in cash and marketable securities at the end of fiscal 2011 and no debt.

•	The Company’s stock price increased 31% to $32.32 at the end of fiscal 2011 from a stock price of $24.70 at the end of fiscal year 2010.

Based on these results, the Company performed well when measured against its retail peers.

As described in the Compensation Discussion and Analysis section, our compensation program is designed to attract and retain quality leaders with an emphasis on pay for performance and creating long-term sustainable and profitable growth. Our compensation elements seek to balance all aspects of an executive’s responsibilities: base salary for day-to-day responsibilities, cash incentive bonus for shorter-term returns linked to semi-annual Company performance and annual personal performance, and equity awards for aligning the executives’ focus with stockholder value and the long-term, future performance of the Company.

The Company has in the past sought and received stockholder approval for certain of the incentive plans that we use to motivate, retain and reward our executives. Those incentive plans include the 2010 Stock Incentive Plan, which the stockholders approved last year, and the 162(m) Executive Bonus Plan, which the stockholders last approved in 2009. These stockholder approved plans, together with the IC Plan, make up a majority of the pay that the Company provides to our NEOs.

A significant portion of NEO compensation is “at risk” so that if the value we deliver to our stockholders declines, so does the compensation we deliver to our NEOs.

•

We set our performance goals for the cash incentive bonus at the beginning of each of the fall and spring seasons and for our equity long-term incentive programs at the beginning of each 3-year performance period so that in each case achievement of the goals is both uncertain and objective.

•	We monitor and compare the compensation programs and pay levels of executives at peer companies so that our compensation programs are competitive and within the range of market practices by our peers.

•	We conducted a risk assessment of our compensation programs and found that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

•	We require our President and CEO to maintain a meaningful Company stock ownership level.

•	Officers and directors are not permitted to hedge their economic exposures to the Company stock.

•

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, the CEO and CFO are subject to the adjustment, cancellation or recovery of incentive awards or payments made to them in the event of a financial restatement. We continue to monitor developments under the Dodd-Frank Act and await guidance regarding clawback policies and the recoupment of incentive compensation.

•	We do not provide significant perquisites or personal benefits to NEOs.

•

As part of our emphasis on performance-based compensation plans, we do not provide defined benefit pension plans or other non-performance-based retirement benefits to the NEOs, other than the Executive Retirement Plan.

•

Our severance policies are in line with competitive practice, and, other than with respect to Mr. Rayden’s prior contractual rights, we do not provide excise tax gross-ups for excess parachute payments.

In addition, we made certain changes to our executive compensation practices after the end of fiscal 2011 that are designed to protect our stockholders’ interests and to reflect certain corporate governance best practices. This includes the following changes:

•

2010 Stock Incentive Plan Amended to Provide Minimum Vesting. While we generally grant stock options with 4-year vesting schedules and RSUs with 3-year vesting schedules, our Board amended the Stock Incentive Plan to add minimum vesting schedules for stock options (3-year vesting) and restricted stock and RSU awards (2-year vesting), with a carve-out for vesting on death, disability, retirement, change-in-control, and termination without cause or for good reason. There is a 5% allowable basket (i.e., 5% of the total share reserve) for equity awards with a shorter vesting schedule. This change did not require stockholder approval and applies solely to grants made on or after September 22, 2011, the effective date of the amendment.

•

Adoption of Stock Ownership Guidelines for our President and CEO. We adopted the Ownership Guidelines for our President and CEO that require ownership of stock equal to six times his annual base salary. This requirement became effective upon adoption of the Ownership Guidelines in September 2011.

•

Amendment to David R. Jaffe’s Employment Agreement to Add 3-Year Fixed Term. We entered into an amendment to the employment agreement with David R. Jaffe, our President and CEO, to replace his automatic one-year renewal provision with a fixed term of three years without automatic renewal. As Mr. Jaffe’s employment agreement contains provisions that are advantageous to us (e.g., restrictive covenants), it was decided by our Board that his employment agreement would otherwise be continued as currently in effect.

Accordingly, the Board recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
FOR THIS PROPOSAL.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

Summary of the Advisory Vote

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rules promulgated thereunder, the Company also seeks your input about the frequency of future stockholder advisory votes on our executive compensation program. In particular, we are asking for a non-binding advisory vote on whether the advisory say-on-pay vote should occur every year, every two years or every three years. The Company asks that you support a frequency period of every year for future non-binding stockholder votes on compensation of our NEOs.

After careful consideration, the Company has determined that an annual advisory vote on executive compensation is the most appropriate choice because it gives stockholders a formal mechanism for providing their direct input on our compensation philosophy, policy and practices as disclosed in our proxy statement every year. An annual advisory vote is also consistent with our desire to constructively engage with our stockholders on important issues, such as executive compensation.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION ON A ONE-YEAR BASIS.

PROPOSAL FOUR

RATIFICATION OF THE ENGAGEMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) to provide audit services to us and our subsidiaries for the fiscal year ending July 28, 2012. The stockholders are being requested to ratify such selection at the Annual Meeting. A representative of Deloitte & Touche will attend the Annual Meeting to make any statements he or she may desire to make and to respond to appropriate stockholder questions.

Although this appointment is not required to be submitted to a vote of the stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment. Assuming a quorum is present, the appointment of Deloitte & Touche as our Independent Registered Public Accounting Firm for the fiscal year ending July 28, 2012 will be ratified if the votes cast in favor of ratification exceed the votes cast in opposition to ratification, present in person or represented by proxy at the Annual Meeting. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JULY 28, 2012.

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte & Touche as auditors with respect to the financial statements of the Company for the fiscal year ending July 28, 2012.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees billed by Deloitte & Touche for the past two fiscal years for audit and other related fees:

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$2,776,000	$3,133,000
Audit-Related Fees (2)	440,000	514,000
Tax Fees (3)	784,000	543,000
All Other Fees(4)	308,000	—

Total Fees	$4,308,000	$4,190,000

(1)

Fees for audit services billed in fiscal 2011 and fiscal 2010 consist of the annual audit of the Company’s financial statements, interim reviews of the quarterly consolidated financial statements and auditing the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees consist principally of services performed in connection with registration statements filed with the SEC, statutory audits, audits of employee benefit plans and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and include due diligence services performed in connection with our acquisition of Tween Brands, Inc.

(3)	Includes fees for professional services provided related to tax compliance, including federal, state and local taxes, tax planning and advisory services.

(4)	All other fees are fees billed for any services that did not constitute audit fees, audit-related fees or tax fees and included advisory services in fiscal 2011.

The Audit Committee has established a policy concerning the pre-approval of the audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by Deloitte & Touche, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The procedures permit limited amounts of services to be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee.

During fiscal 2011, the Audit Committee pre-approved all of the services provided by the auditors. The Audit Committee considered whether the provision of non-audit services is permitted under applicable laws and regulations and is compatible with maintaining the independence of Deloitte & Touche.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and will not be deemed to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference into any document so filed except to the extent that the Company specifically incorporates this Audit Committee Report by reference therein.

The Audit Committee oversees our financial reporting process on behalf of the Board and is directly responsible for the compensation, appointment and oversight of our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal control over financial reporting, and reports to the Audit Committee on any deficiencies found. Our independent registered public accounting firm, Deloitte & Touche, is responsible for auditing our financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as examining and reporting on the effectiveness of our internal controls over financial reporting. Under its written charter, our Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to our independent registered public accounting firm as well as any of our employees, and has the ability to retain, at our expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended July 30, 2011 with management.

The Audit Committee has also discussed and reviewed with Deloitte & Touche the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have discussed with Deloitte & Touche those matters required by PCAOB AU 380, Communication With Audit Committees, and SEC Rule 2-07, Communication With Audit Committees, of Regulation S-X. In addition, the Audit Committee has received from Deloitte & Touche the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and discussed with Deloitte & Touche their independence from management and the Company. We have received written confirmation from Deloitte & Touche of their independence within the meaning of the Securities Act and the requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining their independence, and has satisfied itself with respect to Deloitte & Touche’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 30, 2011 for filing with the SEC.

Audit Committee:

Randy Pearce, Chair
Kate Buggeln
John Usdan

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of October 25, 2011 (unless otherwise noted) by each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power and the address of each beneficial owner listed below is c/o Ascena Retail Group, Inc., 30 Dunnigan Drive, Suffern, New York 10901.

Name of Beneficial Owner:	Number of Shares of Common Stock Beneficially Owned	Percent of Class (17)
Directors and Executive Officers:
Elliot S. Jaffe (1)	1,164,859	1.52%
David R. Jaffe (2)	6,179,914	7.96%
Michael W. Rayden (3)	68,225	*
Klaus Eppler (4)	49,814	*
Kate Buggeln (5)	16,667	*
John Usdan (6)	35,466	*
Randy L. Pearce (7)	33,332	*
Armand Correia (8)	86,400	*
Gene Wexler (9)	61,513	*
All Directors and Executive Officers as a group (consisting of 9 persons) (10)	7,696,220	9.84%
* Represents less than 1% of class
Other Beneficial Owners:
Elise Jaffe (11)	5,071,082	6.62%
Richard Jaffe (12)	4,425,120	5.79%
Royce & Associates, LLC (13) 745 Fifth Avenue New York, NY 10151	5,461,177	7.14%
PRIMECAP Management Company (14) 225 South Lake Avenue #400 Pasadena, CA 91101	5,364,900	7.02%
Vanguard Horizon Funds (15) Vanguard Capital Opportunity Fund 100 Vanguard Blvd. Malvern, PA 19355	4,539,500	5.94%
BlackRock, Inc. (16) 40 East 52nd Street New York, NY 10022	5,013,920	6.56%

(1)

Consists of 524,557 shares owned directly by Elliot S. Jaffe, 381,469 shares owned by his wife, Mrs. Roslyn S. Jaffe, and 258,833 shares covered by options exercisable by Elliot S. Jaffe within 60 days of October 25, 2011.

(2)

Consists of 4,963,664 shares owned directly by David R. Jaffe, 12,500 restricted shares subject to vesting restrictions and 1,203,750 shares covered by options exercisable within 60 days of October 25, 2011.

(3)	Consists of 1,613 shares owned directly and 6,642 shares owned indirectly by Michael W. Rayden and 60,000 shares covered by options exercisable within 60 days of October 25, 2011.

(4)	Consists of 8,148 shares owned directly by Klaus Eppler and 41,666 shares covered by options exercisable within 60 days of October 25, 2011.

(5)	Consists of 16,667 shares covered by options exercisable by Kate Buggeln within 60 days of October 25, 2011.

(6)	Consists of 2,000 shares owned directly by John Usdan and 33,466 shares covered by options exercisable within 60 days of October 25, 2011.

(7)	Consists of 33,332 shares covered by options exercisable Randy L. Pearce within 60 days of October 25, 2011.

(8)	Consists of 150 shares owned directly by Armand Correia, 1,000 restricted shares subject to vesting restrictions and 85,250 shares covered by options exercisable within 60 days of October 25, 2011.

(9)	Consists of 7,513 shares owned directly by Gene Wexler, 5,000 restricted shares subject to vesting restrictions and 49,000 shares covered by options exercisable within 60 days of October 25, 2011.

(10)	Includes 1,781,964 shares covered by options exercisable by Directors and Executive Officers within 60 days of October 25, 2011.

(11)	Consists of 4,875,832 shares owned directly by Elise Jaffe and 195,250 shares covered by options exercisable within 60 days of October 25, 2011.

(12)	Consists of 4,425,120 shares owned directly by Richard Jaffe.

(13)

Based solely on information set forth in the Schedule 13G/A filed with the SEC on January 31, 2011 by Royce & Associates, LLC, which indicates that Royce & Associates, LLC has sole dispositive and voting power over 5,461,177 shares.

(14)

Based solely on information set forth in the Schedule 13G/A filed with the SEC on February 14, 2011 by PRIMECAP Management Company, which indicates that PRIMECAP Management Company has sole dispositive power over 5,364,900 shares and sole voting power over 636,700 shares

(15)

Based solely on information set forth in the Schedule 13G/A filed with the SEC on February 10, 2011 by Vanguard Horizon Funds-Vanguard Capital Opportunity Fund, which indicates that Vanguard Horizon Funds-Vanguard Capital Opportunity Fund has sole voting power over 4,539,500 shares.

(16)

Based solely on information set forth in the Schedule 13G filed with the SEC on February 4, 2011 by BlackRock, Inc., which indicates that BlackRock, Inc. has sole dispositive and voting power over 5,013,920 shares.

(17)	Based on 76,435,109 shares of common stock outstanding as of October 25, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our common stock to file reports with the SEC disclosing their ownership, and changes in their ownership, of our stock. Copies of these reports must also be furnished to us. Based solely upon our review of these copies, we believe that during fiscal 2011 all of such forms were filed on a timely basis by reporting persons.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS;
RELATED PARTY TRANSACTIONS

In September 2007, the Board adopted a written policy for the review and approval or ratification of any transaction with a related person, which applies to related person transactions after the adoption date of the policy. Under this policy, related persons include our directors and executive officers and beneficial owners who are known to control over five percent of our common stock, as well as the immediate family members of any of the foregoing. The policy generally defines a related person transaction as one or a series of similar transactions, arrangements or relationships in which: (i) the Company was, is or will be a participant; (ii) a related person has a direct or indirect material interest; and (iii) the amount involved is expected to exceed $120,000 (determined without regard to the amount of profit or loss involved in the transaction). The policy does not cover arrangements available on the same basis to all employees generally or employment or compensation arrangements for our executive officers or director compensation arrangements.

Under the policy, a related person transaction requires the approval or ratification of the Audit Committee or the Chair of the Audit Committee in those situations in which the legal department, in consultation with the CEO or the Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the next Audit Committee meeting for review. Prior to approving or ratifying any transaction, the Audit Committee or the Chair will consider the material facts of the transaction, including the related person’s relationship to us and their interest in the transaction, and will determine whether the transaction is entered into in good faith and on fair and reasonable terms to us. No person may participate in the review of a transaction in which such person, or any of his or her immediate family members, may have a direct or indirect material interest.

During fiscal 2011, no transactions were reviewed by the Audit Committee since there were no new related person transactions, or any modifications to existing related person transactions, during fiscal 2011.

See above under the heading “Employment Agreements and Employment Letters—Retirement Agreements,” for a description of our retirement agreement with Mrs. Roslyn S. Jaffe. Ms. Jaffe is the spouse of Elliot S. Jaffe, Chairman of the Board and a founder of our Company, and they are the parents of David R. Jaffe, a director and the CEO, Elise Jaffe, a non-executive officer and a more than 5% stockholder, and Richard Jaffe, a more than 5% stockholder.

The Company leases two of its store locations from Nordan, LLC, a limited liability company of which Elliot S. Jaffe, Chairman of the Board (the “affiliated landlord”) is the sole member. The following table describes the terms of these leases:

Store Location	Expiration	Renewal Options	Square Feet	Minimum Annual Rent Per Square Foot
Norwalk, Connecticut	June 30, 2016	Until June 30, 2031	12,700	$12.57
Danbury, Connecticut	June 30, 2015	Until June 30, 2020	8,000	$24.33

These store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for these stores is approximately eight percent (8%). During fiscal 2010, we exercised the renewal option in the lease for our Danbury, Connecticut store, extending the expiration date of the lease to June 30, 2015 and extending the renewal options contained in the lease until June 30, 2020. In connection with the extension, the minimum annual rent was increased from $13.00 per square foot to $24.33 per square foot. During fiscal 2011, we exercised the renewal option in the lease for our Norwalk, Connecticut store, extending the expiration date of the lease to June 30, 2016 and extending the renewal options contained in the lease until June 30, 2031. In connection with the extension, the minimum annual rent was increased from $11.22 per square foot to $12.57 per square foot. We believe that these leases are on terms that are comparable to terms we could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 2011, we paid a total of approximately $416,753 in rent and related expenses under these leases.

BY ORDER OF THE BOARD OF DIRECTORS

By: ELLIOT S. JAFFE
 Elliot S. Jaffe
 Chairman of the Board

Dated: November 1, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M38672-P16275

ASCENA RETAIL GROUP, INC.

30 Dunnigan Drive
Suffern, New York 10901

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2011 Annual Meeting of Stockholders of Ascena Retail Group, Inc. (the “Company”), to be held on December 7, 2011 and the proxy statement, and hereby appoints Elliot S. Jaffe and Randy L. Pearce, and each of them, as attorneys-in-fact, proxies with power of substitution to vote on behalf of the undersigned all shares of the Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 2:00 p.m., local time at the Company’s corporate offices, 30 Dunnigan Drive, Suffern, New York 10901 on December 7, 2011, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed in proposal No. 1, FOR the approval of proposal No. 2, for 1 YEAR for proposal No. 3, and FOR the approval of proposal No. 4. The proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting or any adjournment thereof. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

ASCENA RETAIL GROUP, INC.
30 DUNNIGAN DRIVE
SUFFERN, NEW YORK 10901

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M38671-P16275	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASCENA RETAIL GROUP, INC.

The Board of Directors recommends you vote “FOR” the election of the three nominees for Director, “FOR” Proposals 2 and 4, and “1 Year” for Proposal 3:			☐	☐	☐
1.	Election of Directors
	Nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line above.
To be elected for terms expiring in 2014
	01) 02) 03)	David R. Jaffe Klaus Eppler Kate Buggeln

			For	Against	Abstain

2.	Proposal to approve, by non-binding vote, the compensation paid to the Company’s named executive officers during fiscal 2011.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	Proposal to recommend, by non-binding vote, the frequency of future votes on executive compensation.	☐	☐	☐	☐

			For	Against	Abstain

4.	Proposal to ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year ending July 28, 2012.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Note: The proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting or any adjournment thereof. Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date